UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One Williams Center
Tulsa, Oklahoma 74172

MICHAEL N. MEARS
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER OF THE
GENERAL PARTNER
February 22, 2016
To our Limited Partners:
You are cordially invited to attend the 2016 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Thursday, April 21, 2016 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our Annual Report and Form 10-K for the fiscal year ended December 31, 2015.
At this year’s meeting, you will be asked to elect two Class II directors to our general partner’s board of directors, approve an increase in the number of units authorized to be issued under our Long-Term Incentive Plan, approve an advisory resolution on our executive compensation and ratify the appointment of Ernst & Young LLP as our independent auditors for 2016. The board of directors of our general partner unanimously recommends that you approve each of these proposals. I urge you to read the accompanying proxy statement for further details about the proposals.
Your vote is important to us and our business. Except on the ratification of our independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. We look forward to your participation.
Sincerely,

Michael N. Mears

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS
TO BE HELD ON APRIL 21, 2016

To the Limited Partners of Magellan Midstream Partners, L.P.:
The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 21, 2016 at 10:00 a.m. Central Time to consider the following matters:
1.    The election of two Class II directors to our general partner’s board of directors to serve until the 2019 annual meeting of limited partners;
2. The amendment of the Magellan Midstream Partners' Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan;
3.     An advisory vote on executive compensation;
4.    The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2016; and
5.    The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.
Only unitholders of record at the close of business on February 22, 2016 are entitled to attend or vote at the annual meeting or any recommencement thereof following any adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting to Be Held on April 21, 2016
In addition to delivering paper copies of these proxy materials to you by mail, this notice together with the accompanying proxy statement, form of proxy and 2015 annual report are available at www.magellanlp.com.

Your vote is important! Except on the ratification of our independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.
By Order of the Board of Directors
of Magellan GP, LLC, general partner
of Magellan Midstream Partners, L.P.
Suzanne H. Costin
Secretary
Tulsa, Oklahoma
February 22, 2016

MAGELLAN MIDSTREAM PARTNERS, L.P.
Proxy Statement
For
Annual Meeting of Limited Partners
To Be Held on April 21, 2016
These proxy materials, which we will begin mailing to our unitholders on or about March 2, 2016, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at Magellan Midstream Partners, L.P.’s 2016 annual meeting of limited partners or at any recommencement thereof following any adjournments (the "annual meeting"). The annual meeting will be held in the Williams Resource Center on April 21, 2016 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma 74172. Holders of record of common units at the close of business on February 22, 2016 were entitled to notice of, and are entitled to vote at, the annual meeting and any recommencement thereof following any adjournments, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors will be required to set a new record date. Unless otherwise indicated, the terms "Partnership," "Magellan," "our," "we," "us" and similar terms refer to Magellan Midstream Partners, L.P. together with its subsidiaries.
Proposals
At our annual meeting, we are asking our unitholders to consider and act upon the election of two Class II directors to serve on our general partner’s board of directors until our 2019 annual meeting (the "Director Election Proposal"), the amendment of the Magellan Midstream Partners' Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan (the "LTIP Amendment Proposal"), an advisory vote on executive compensation (the "Executive Compensation Proposal") and the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2016 (the "Ratification of Appointment of Independent Auditor Proposal").
Director Election Proposal
Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. On the Director Election Proposal, you may: (1) vote for the election of both nominees named herein; (2) withhold authority to vote for both nominees named herein; or (3) vote for the election of one of the nominees and withhold authority to vote for the other nominee.
LTIP Amendment Proposal
According to New York Stock Exchange ("NYSE") rules, adoption of the LTIP Amendment Proposal requires the affirmative vote of a majority of the votes cast by unitholders at the annual meeting, provided that the total votes cast represent over 50% of all units entitled to vote on the proposal at the annual meeting. With respect to the LTIP Amendment Proposal, you may: (1) vote for the proposal; (2) vote against the proposal; or (3) abstain from voting on the proposal. Assuming the presence of a quorum, abstentions will not affect the determination of whether the required vote is obtained because this determination is based on the votes cast, not on the number of outstanding units.
Executive Compensation Proposal
The Executive Compensation Proposal is an advisory vote by our unitholders required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Although the advisory vote is non-binding, our compensation committee and the board of directors of our general partner will review the results and give serious consideration to the outcome of the vote. On the Executive Compensation Proposal, you may: (1) vote for the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution.
Ratification of Appointment of Independent Auditor Proposal
The independent registered public accounting firm of Ernst & Young LLP has been appointed by our audit committee to conduct the 2016 audit of our financial statements. Although unitholder ratification of the appointment of Ernst & Young LLP is advisory and not required, our audit committee and general partner's board of directors will review the results and give serious consideration to the outcome of the vote. On the Ratification of Appointment of Independent Auditor Proposal, you may: (1) vote for the proposal; (2) vote against the proposal; or (3) abstain from voting on the proposal.
Outstanding Common Units Held on Record Date
As of the record date, there were 227,781,033 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.
Quorum Required
The presence, in person or by proxy, of the holders, as of the record date, of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposals at the annual meeting. Withheld and abstention votes will count as present for purposes of establishing a quorum at the annual meeting.
Abstentions and Broker Non-Votes
A "broker non-vote" occurs when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the applicable rules of the NYSE, brokers are permitted to vote a client’s proxy in their own discretion as to the Ratification of Appointment of Independent Auditor Proposal, but not on the other proposals if the broker has not received instructions from the unitholder. Accordingly, broker non-votes count as votes FOR the Ratification of Appointment of Independent Auditor Proposal, but do not count for voting on any of the other proposals. For purposes of the Director Election Proposal and LTIP Amendment Proposal, only votes FOR or WITHHELD count; abstentions and broker non-votes are not counted. If you own units through a broker, you must give the broker instructions to vote your units in the Director Election Proposal, the LTIP Amendment Proposal and the Executive Compensation Proposal or your units will not be voted.
How to Vote
You may vote by internet, telephone, mail or in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by following the internet or telephone voting instructions on the proxy card or complete, sign and mail your proxy card in advance of the annual meeting.
Internet
Please go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card. Voting by internet is the fastest and lowest cost medium for voting your proxy.
Telephone
Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.
Mail
Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units will be represented at the annual meeting.
In Person
If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units as of the record date.
Revoking Your Proxy or Changing Your Telephone or Internet Vote
You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.
You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 21, 2016 will be counted.
You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 21, 2016 will be counted.
Solicitation and Mailing of Proxies
The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. We expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $10,500, plus reimbursement of its reasonable out-of-pocket costs.
Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. Unitholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate or additional copy of the proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow & Co., LLC at the contact information set forth below, and, upon receipt of such request, a separate copy of the proxy materials will be promptly provided. Unitholders who currently receive multiple copies of the proxy materials at their shared address and would like to request only one copy of any future materials or other communications should notify Morrow & Co., LLC of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:
Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Email: MMP.info@morrowco.com
Phone (unitholders): (800) 245-1502
Phone (banks and brokerage firms): (203) 658-9400
Other Matters for the 2016 Annual Meeting
We know of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in our best interests. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting to Be Held on April 21, 2016
This proxy statement together with a form of proxy and our 2015 annual report to unitholders are available at www.magellanlp.com.

DIRECTOR ELECTION PROPOSAL
We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner, which is a wholly owned subsidiary of ours.
The total number of directors on our general partner’s board of directors is currently set at eight, and there is one vacancy. Proxies cannot be voted for a greater number of persons than the number of director nominees named. The terms of the directors of our general partner’s board are "staggered", and the directors are divided into three classes. One class of directors is elected at each annual meeting, and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to our general partner's board of directors to fill a vacancy, that director must be elected by our unitholders at the next annual meeting, regardless of the class in which the director is placed.
The Chairman of our general partner’s board of directors is also our President and Chief Executive Officer ("CEO"). Our general partner’s board of directors believes this board leadership structure is appropriate because our CEO works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for those meetings. However, any director can establish agenda items for a board meeting. As required by the rules of the NYSE, our general partner’s board of directors has appointed Barry R. Pearl to preside at meetings of our independent directors. In addition, Mr. Pearl delivers the annual performance appraisal to our CEO and receives calls intended for our general partner’s board of directors through our Action Line. For more information about contacting our general partner’s board of directors, please see the section below entitled "Corporate Governance - Communications to our Board of Directors."
At the annual meeting, our unitholders will consider and act upon a proposal to elect two Class II directors to our general partner’s board of directors to serve until the 2019 annual meeting. Each nominee has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If either nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.
Information concerning the Class II director nominees, along with information concerning the current Class I and Class III directors whose terms of office will continue after the annual meeting, is set forth below.
CLASS II DIRECTOR NOMINEES — If Elected, Term Expires at the 2019 Annual Meeting of Limited Partners
Walter R. Arnheim, 71, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of Magellan Midstream Holdings, L.P. ("MGG"), a former affiliate. From 2000 until 2002, he was Executive Director of the Washington National Opera and was previously employed by Mobil Corporation for 32 years in a number of positions of increasing responsibility including Vice President of Planning and Treasurer. He currently serves as President of Mozaik Investment, a private equity firm, and on the board of directors of Opera Lafayette. In 2004 and 2005, Mr. Arnheim served on the board of directors of Spinnaker Exploration until its acquisition by Norsk Hydro.  He is qualified to serve on our general partner’s board of directors because of his extensive energy-related experience in finance and strategic planning. Mr. Arnheim's nomination was recommended by our general partner's board of directors.
Patrick C. Eilers, 49, has served as a director of our general partner since 2003 and has been an independent director since 2009. He served as a director of the general partner of MGG from 2003 until 2009. Mr. Eilers is a consultant to and former Managing Director of Madison Dearborn Partners, LLC, a private equity firm, for the firm’s energy, power and chemicals practices. Prior to joining Madison Dearborn Partners in 1999, he served as a Director with Jordan Industries, Inc., a private holding company, and as an Associate with IAI Venture Capital, Inc., a venture capital firm. He also played professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. Mr. Eilers serves as a director of the general partner of Green Plains Partners LP. He is qualified to serve on our general partner’s board of directors because of his financial and private equity experience with a variety of industries. Mr. Eilers' nomination was recommended by our general partner's board of directors.

CLASS I DIRECTORS — Term Expires at the 2018 Annual Meeting of Limited Partners
Robert G. Croyle, 72, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of MGG. He served as Vice Chairman of the Board and Chief Administrative Officer of Rowan Companies, Inc., a major international offshore and land drilling contractor, from 2002 until 2006, and as Executive Vice President from 1993 to 2002. Prior to 1993, Mr. Croyle served as Vice President and General Counsel of Rowan Companies, Inc. He served as a director of Rowan Companies, Inc. from 1998 until 2013 and served as a director of Boots & Coots International Well Control, Inc. from 2007 until its acquisition by Halliburton in 2010. Mr. Croyle is qualified to serve on our general partner’s board of directors because of his knowledge of the energy industry and extensive management and legal experience.
Stacy P. Methvin, 59, has served as an independent director of our general partner since April 23, 2015. From 2011 until her retirement in 2012, Ms. Methvin was Vice President, Refining Margin Optimization of Shell Oil Company (“Shell”), and from 2009 until 2010, she was Vice President, Global Distribution of Shell. She also held various other operational and management roles in the upstream, downstream and chemical businesses during her tenure at Shell and its subsidiaries that began in 1979, including President, Shell Louisiana E&P Company, President, Shell Deer Park Refining Company, President, Shell Pipeline Company LP, President, Shell Chemical LP, and Vice President, Strategy and Portfolio for the downstream business. She currently serves as a director of Pioneer Natural Resources Co. and Vice Chair of Marquard & Bahls AG. Ms. Methvin is qualified to serve on our general partner’s board of directors because of her extensive experience in various sectors of the petroleum and energy industry.
Barry R. Pearl, 66, has served as an independent director of our general partner since 2009. He is Executive Vice President of Kealine LLC (and its WesPac Midstream LLC affiliate), a private developer and operator of petroleum infrastructure facilities, and has served in such capacity since 2007. From 2006 to 2007, he was an energy consultant. From 2002 to 2005, Mr. Pearl served as President and CEO of TEPPCO Partners, L.P. ("TEPPCO"), a refined products, crude oil and natural gas pipeline company, and as Chief Operating Officer ("COO") and President from 2001 to 2002. In addition, he served as a director of the general partner of TEPPCO from 2002 through 2005. From 1998 to 2001, he served as Vice President and Chief Financial Officer ("CFO") of Maverick Tube Corporation. He served in various executive positions for Santa Fe Pacific Pipeline Partners, L.P., a refined products pipeline company, from 1984 to 1998, including Vice President of Operations, Senior Vice President ("SVP") of Business Development and Planning and CFO. He serves as a director of Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund and the general partner of Targa Resources Partners, L.P. He served as a director of Seaspan Corporation from 2006 until 2010. Mr. Pearl is qualified to serve on our general partner’s board of directors because of his extensive operational and financial experience within the energy and publicly traded partnership sector.
    CLASS III DIRECTORS — Term Expires at the 2017 Annual Meeting of Limited Partners
Michael N. Mears, 53, currently serves as Chairman of the Board, President and CEO of our general partner. From 2008 through 2011, he served as COO. Mr. Mears was a SVP of our general partner from 2003 through 2008. Prior to joining us in 2002, he served as a Vice President of subsidiaries of The Williams Companies, Inc. ("Williams") from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He is qualified to serve on our general partner’s board of directors because of his extensive commercial and operational experience in the energy industry, including his familiarity with our business as a result of his position as President and CEO.
James R. Montague, 68, has served as an independent director of our general partner since 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper Company ("International Paper"), IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. From 2001 to 2012, Mr. Montague served as a director of the general partner of Penn Virginia Partners, L.P. He currently serves as a director of Atwood Oceanics, Inc. He is qualified to serve on our general partner’s board of directors because of his extensive experience in various sectors of the petroleum industry.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" THE ELECTION OF WALTER R. ARNHEIM AND PATRICK C. EILERS TO CLASS II OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

LTIP AMENDMENT PROPOSAL
On January 26, 2016, the compensation committee of our general partner's board of directors approved an amendment to the Magellan Midstream Partners’ Long-Term Incentive Plan (the “LTIP”), subject to unitholder approval, that will increase the total number of common units authorized to be issued under the LTIP from 9,400,000 to 11,900,000, which amount would be sufficient for a reasonable period of time. If the amendment is approved by our unitholders, it will become effective April 21, 2016.
In making the determination to approve the LTIP amendment, our compensation committee considered the following factors:

•	if the amendment to the LTIP is approved by our unitholders, the overall dilution of our LTIP would be approximately 1.7% of our fully diluted common units outstanding; and

•
if the amendment to the LTIP is approved by our unitholders and taking into account the current number of units remaining available under our LTIP, we anticipate we will have enough units for our annual equity grants to maintain a competitive equity program through 2020, with an annual burn rate of less than 0.3%, assuming our common unit price remains at or above current levels.

In light of these factors, our compensation committee believes this amendment is necessary in order to continue (i) aiding in the retention of key employees who are important to our success; (ii) motivating employee contributions toward long-term value through ownership in our Partnership; and (iii) aligning potential increases in compensation to increases in financial results that drive unitholder value.
A copy of the LTIP is included as Annex A to this proxy statement. The statements made in this proxy statement with respect to the LTIP Amendment Proposal, including the summary of the amended LTIP included herein, should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the LTIP, as amended, which is incorporated by reference herein from Annex A.
Key Corporate Governance Provisions of the LTIP
We have highlighted below some of the key corporate governance provisions of the LTIP:

•	Independent Administration - our compensation committee, comprised of three independent directors, administers the LTIP;

•
Units Authorized - the maximum number of units to be delivered under the LTIP is 9,400,000, and, if approved by our unitholders, will increase to 11,900,000. The maximum number of units available to be issued under the LTIP may only be replenished by unitholder approval or from awards that have expired, been forfeited, have canceled or have been paid out in cash. Units withheld to satisfy tax withholding obligations count against the maximum number of units available under the LTIP and do not replenish the maximum number of units available;

•
No Options or Repricing - only phantom units and performance units may be granted pursuant to the LTIP. No unit options are authorized by the LTIP, and our compensation committee may not reprice any awards;

•	Vesting - phantom unit awards generally vest after a three-year period;

•
Phantom Units - performance-based phantom units convert to common units or cash at the end of the vesting period if the defined performance metric is achieved. Our performance metric for phantom units is distributable cash flow excluding commodity-related activities. Time-based phantom units convert to common units or cash at the end of the vesting period. Participants who receive performance-based or time-based phantom units under the LTIP do not have voting rights, nor do they receive distributions, until the phantom units vest and convert to common units;

•	Performance Units - performance units are awarded to our independent directors for compensation purposes and, upon election, may be deferred pursuant to our Director Deferred Compensation Plan;

•
Distribution Equivalent Rights - both phantom units and performance units may be granted with tandem distribution equivalent rights that entitle the holder to receive cash equal to any cash distributions made on our common units while the phantom units or performance units are outstanding and are paid after the phantom units or performance units vest;

•	Change in Control - a change in control under the LTIP is defined as:

•	any sale, lease, exchange or other transfer of all or substantially all of our assets to a non-affiliated person;

•
consummation of the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of our outstanding equity interests cease to be owned by us; or

•	a non-affiliated person becomes the beneficial owner of more than 50% of our outstanding common units;

•
Change in Control Payout - Double Trigger - phantom unit awards do not have an early vesting feature, except when there is a change in control combined with an associated actual or constructive termination;

•	Reasonable Dilution - if the amendment to the LTIP is approved by our unitholders, the overall dilution of our LTIP would be approximately 1.7% of our fully diluted common units outstanding; and

•
Burn Rate - if the amendment to the LTIP is approved by our unitholders and taking into account the current number of units remaining available under our LTIP, we anticipate we will have enough units for our annual equity grants to maintain a competitive equity program through 2020, with an annual burn rate of less than 0.3%, assuming our common unit price remains at or above current levels.

Summary Description of the LTIP, as Amended
General. The purpose of the LTIP is to (i) aid in the retention of key employees who are important to our success; (ii) motivate employee contributions toward long-term value through ownership in our Partnership; and (iii) align potential increases in compensation to increases in financial results that drive unitholder value. Independent directors and officers of our general partner and key employees of our affiliate who provide services to the Partnership participate in the LTIP. The granting of phantom unit awards, and the payout of common units upon vesting, to plan participants is intended to be incentive compensation for performance.  Therefore, plan participants do not pay any consideration for the common units they receive, and we receive no payment for these common units. As of December 31, 2015, the closing price of our common units on the New York Stock Exchange was $67.92.
Administration. The LTIP is administered by our compensation committee, which has the authority to, among other things, designate participants, determine the types of awards to be granted and the number of units to be covered by awards, determine the terms and conditions of each award and interpret the LTIP. Our compensation committee may delegate any or all of its powers and duties under the LTIP to our Chief Executive Officer, subject to applicable law, who may not grant awards to a person who is an officer subject to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or a member of the board of directors of our general partner.
Eligibility. As of December 31, 2015, approximately 262 key employees of our affiliate providing services to the Partnership and six independent directors of our general partner's board of directors participate in the LTIP.
Unit Reserve. The maximum number of units that may be awarded under the LTIP is 11,900,000. Phantom unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date or for failure of our Partnership to meet defined performance metrics. As of December 31, 2015, 343,180 phantom units had been forfeited and returned to the number of units available to be granted under the LTIP. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period.
Awards. Phantom units, performance units and distribution equivalent rights may be granted under the LTIP. A phantom unit entitles the grantee to receive a unit or an amount in cash equal to the fair market value of a unit upon vesting. Performance units are awards granted based on performance criteria specified by our compensation committee and may be denominated or payable in cash, deferred cash, units or other awards. Our compensation committee determines the terms and conditions of each award, including with respect to vesting and forfeiture. Phantom units and performance units may be granted with tandem distribution equivalent rights that entitle the holder to receive cash equal to any cash distributions made on our common units while the phantom units or performance units are outstanding and are paid after the phantom units or performance units vest.
Adjustments. In the event of a distribution, recapitalization, split, reverse split, reorganization, merger, spin-off, repurchase, exchange or other similar transaction, our compensation committee may make adjustments as it determines appropriate to prevent the dilution or enlargement of benefits or potential benefits under the LTIP. These adjustments may include adjustments to the number and type of units with respect to which awards may be granted or the number and type of units subject to outstanding awards or providing for a cash payment of an outstanding award.
Change in Control. Upon a participant’s resignation for Good Reason (as defined in the LTIP) or involuntary termination other than due to Cause (as defined in the LTIP), in each case, within two years following a change in control, awards granted prior to the change in control will accelerate in full, and any performance criteria will be deemed to have been achieved at the maximum level.
Amendment and Termination. Our compensation committee or the board of directors of our general partner may amend or terminate the LTIP, except as otherwise required by the rules of the New York Stock Exchange.
Certain Federal Income Tax Consequences
The following is a brief description of the principal United States federal income tax consequences related to awards under the LTIP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Phantom units, performance units and distribution equivalent rights are generally subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred will generally be subject to income taxation when paid. We may in certain circumstances have a corresponding deduction at the time the participant recognizes income.
Certain types of awards under the LTIP may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the LTIP and awards granted under the LTIP are intended to be structured and interpreted in a manner intended to either qualify as a “short term deferral” within the meaning of Section 409A of the Code or comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.
LTIP Awards
All future grants of awards under the LTIP are subject to the discretion of our compensation committee, and it is not possible to determine the benefits that will be received in the future by participants in the LTIP. Certain tables in this proxy statement under the heading “Compensation of Directors and Executive Officers,” including the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2015 Fiscal Year-End Table, Units Vested Table and the Director Compensation Table, set forth information with respect to prior awards granted to our named executive officers ("NEOs") and independent directors under the LTIP.

The following table sets forth summary information concerning the number of phantom units and performance units, both of which included tandem distribution equivalent rights, granted in 2015 pursuant to the LTIP to our NEOs, our current executive officers as a group, our current independent directors of our general partner's board of directors and key employees of our affiliate, excluding executive officers, who provide services to the Partnership as a group:

Name	Phantom Units(1)		Performance Units
	Performance-Based	Time-Based
Michael N. Mears, CEO	18,414	4,604	—
Aaron L. Milford, CFO	4,683	1,022	—
Michael P. Osborne, Former CFO(2)	8,074	2,018	—
Brett C. Riley	6,198	2,065	—
Douglas J. May	6,020	2,006	—
Lisa J. Korner	5,843	1,947	—
All current executive officers as a group	56,404	16,724	—
All current directors who are not executive officers as a group	—	—	15,091
All employees, including all current officers who are not executive officers, as a group	83,550	7,448	—
(1) Phantom units vest December 31, 2017.
(2) Mr. Osborne resigned effective May 18, 2015.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF THE LTIP AMENDMENT PROPOSAL.
EXECUTIVE COMPENSATION PROPOSAL
We are seeking advisory unitholder approval of the compensation of our NEOs as disclosed in the section of this proxy statement entitled "Compensation of Directors and Executive Officers." Our compensation philosophy is designed to link each executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our executive officers’ compensation include a base salary, a short-term non-equity award, a long-term equity award and a benefits package. We urge you to read the section below entitled "Compensation Discussion and Analysis," which discusses in detail how our executive compensation program reflects our compensation philosophy. Our compensation committee and our general partner’s board of directors believe that our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.
This Executive Compensation Proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, our executive compensation program through the following resolution:
"RESOLVED that the unitholders of Magellan Midstream Partners, L.P. (the "Partnership") approve, on an advisory basis, the compensation of the Partnership’s NEOs, as described in the section of the proxy statement entitled "Compensation of Directors and Executive Officers," in accordance with the compensation disclosure rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narratives accompanying the tables)."
Although the advisory vote is non-binding, our compensation committee and general partner’s board of directors will review the results and give serious consideration to the outcome of the vote in future determinations concerning our executive compensation program.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR PROPOSAL
The audit committee of our general partner's board of directors is directly responsible for the appointment, compensation (including approval of the audit fees), retention and oversight of Ernst & Young LLP ("EY"), our independent registered public accounting firm that audited our financial statements and our internal control over financial reporting for 2015. In its oversight role of EY, our audit committee:

•	Reviews all non-audit services and engagements provided by EY specifically with regard to the impact on the firm’s independence;

•	Conducts an annual assessment of EY’s service quality and working relationship with our management;

•	Conducts regular private meetings separately with each of EY and our management; and

•	At least annually obtains and reviews a report from EY describing all relationships between the independent auditor and our Partnership.
Our audit committee has appointed EY to continue serving as our independent auditor for 2016. EY has served as our independent registered public accounting firm since 2001. A representative of EY will attend our annual meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
Audit Fees
The aggregate fees billed for professional services rendered by EY for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2014 and 2015, for reviews of our consolidated financial statements included in our Forms 10-Q for 2014 and 2015, for consultation concerning financial accounting and reporting standards during 2014 and 2015, for procedures related to registration statements and other SEC filings in 2014 and 2015 and for an audit of internal control over financial reporting for 2014 and 2015 were $1,676,143 and $1,819,981, respectively.
Audit-Related Fees
There were no fees billed during fiscal years 2014 and 2015 for assurance and related services by EY that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption "Audit Fees."
Tax Fees
The aggregate fees billed in fiscal years 2014 and 2015 for professional services rendered by EY for tax advice and compliance were $111,950 and $119,574, respectively. These services included consultation concerning tax planning and compliance.
All Other Fees
No fees were billed in fiscal years 2014 and 2015 for products and services provided by EY other than as set forth above.
Our general partner’s board of directors has adopted an audit committee charter, which is available on our website at http://magellanlp.com/boardcommittees.aspx. The charter requires our audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by our audit committee.
Although unitholder ratification of the appointment of EY as our independent registered public accounting firm for 2016 is advisory and not required, our audit committee and general partner's board of directors will review the results and give serious consideration to the outcome of the vote.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR PROPOSAL.

CORPORATE GOVERNANCE
Director Independence
The NYSE rules do not require the boards of directors of publicly traded limited partnerships to be made up of a majority of independent directors. However, with the exception of our Chairman, Michael N. Mears, all of our directors are independent and meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission ("SEC"). Based on all relevant facts and circumstances, including a review of all of our business relationships with companies where our directors may also serve as a director or officer, our general partner’s board of directors affirmatively determined on January 26, 2016, after recommendation by the chairman of our nominating and governance committee, that our independent directors have no material relationship with us or our general partner and meet the following categorical standards contained in our Corporate Governance Guidelines, which may be found on our website at www.magellanlp.com:

•
A director will not be considered independent if the director is, or has been within the last three years, our employee, or if an immediate family member of a director is, or has been within the last three years, an executive officer of us; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment.

•
A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member of a director for service as our employee (other than an executive officer).

•
A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

•
A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent.

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or our general partner for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered "companies" for purposes of this test.

Risk Oversight
Our general partner’s board of directors oversees our enterprise risk management practices through an annual enterprise risk assessment and through our asset integrity risk program known as the System Integrity Plan ("SIP"). Our SIP is a comprehensive program that helps us identify and minimize the risks inherent in our operations and assets. It is a process-focused approach that defines how we design, construct, operate, maintain and manage our assets. It furthers our commitment to continuous improvement of environmental, health and safety performance. Our general partner’s board of directors receives a report each quarter regarding safety and environmental performance.
Our internal audit group annually conducts an enterprise risk assessment based on the “Internal Control Framework” which was updated in May 2013 and adopted by the Company as of September 30, 2014 and the "Enterprise Risk Management Framework" - Integrated Frameworks issued by the Committee of Sponsoring Organizations of the Treadway Commission, also known as the COSO frameworks. The COSO frameworks effectively identify, assess and assist management and our general partner's board in managing the risks our businesses face, including strategic, operations, financial reporting, compliance and corporate governance risks. Our internal audit group presents the results of this enterprise risk management assessment annually to the audit committee of our general partner’s board of directors. Our audit committee uses the results of this assessment to set the annual audit schedule for our internal audit group, which reports to our audit committee on a quarterly basis.
As part of our annual enterprise risk assessment, we conduct a compliance and ethics risk assessment to identify, validate and perform an analysis of whether or not we have unacceptable exposure to any laws and regulations applicable to our businesses such as environmental, pipeline safety, employment practices and financial reporting rules and regulations. Our Compliance and Ethics Officer uses the results of this assessment together with input from various internal subject-matter experts to develop focus areas for our Compliance and Ethics Program each year. In addition, in 2015, in response to the Federal Energy Regulatory Commission's ("FERC's") increased exercise of its power to conduct audits of oil pipeline companies, we assembled a team of subject matter experts to examine and document the procedures already in place and to seek to identify any other procedures that might be required to enable us to demonstrate our compliance with the FERC's rules governing oil pipelines. Our general partner’s board of directors receives an annual report from our Compliance and Ethics Officer as to the actions we have taken in response to the identified focus areas.
Our general partner’s board of directors has developed a Delegation of Authority policy that specifically limits the maximum financial obligations that can be committed by the CEO. In addition, the policy identifies certain transactions or activities that can be approved only by our general partner’s board of directors. One authority reserved by our general partner’s board of directors is the approval of any amendments to our Commodity Management Policy. Our Commodity Management Policy specifically prescribes the type of commodity-related activities that can occur and also prescribes certain maximum commodity exposure limits, above which mitigation plans must be submitted to management. Our general partner's board of directors periodically receives updates from management on commodity-related activities and exposures and also periodically reviews this policy for any needed amendments.
In addition, each quarter in connection with regularly-scheduled board meetings and annually at a strategic planning board meeting, our executive officers report to our general partner’s board of directors on the various material risks facing us and our risk mitigation strategies. For instance, our audit committee periodically meets with our Director of Information Technology to assess cyber security risks and to evaluate the status of our cyber security efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our businesses.  Based on the information provided through these various processes, our general partner’s board of directors actively evaluates the risks facing us and provides guidance as to the appropriate risk management strategy.
Meetings of the Board of Directors and its Committees
The board of directors of our general partner held eight board meetings, eight audit committee meetings, five compensation committee meetings and four nominating and governance committee meetings, which is a total of 25 meetings during 2015. During 2015, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he or she was a director; and (2) the total number of meetings held by all committees of the board on which he or she served during the periods that he or she served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2015 annual meeting of limited partners, all of our directors were in attendance.
Board Committees
Our general partner’s board of directors has a standing audit committee, compensation committee and nominating and governance committee. Only independent directors serve on the committees. The table below indicates the members of each board committee:

Director	Audit	Compensation	Nominating and Governance
Walter R. Arnheim	Chair		✓
Robert G. Croyle		✓	Chair
Patrick C. Eilers	✓		✓
Stacy P. Methvin		✓	✓
James R. Montague		Chair	✓
Barry R. Pearl	✓		✓

Audit Committee. Our audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls.
2015 Report of the Audit Committee
The audit committee of the board of directors of Magellan GP, LLC, acting in its capacity as the general partner of the Partnership, provides independent, objective oversight of the financial reporting functions and internal control systems of the Partnership. The board of directors has determined that each of the three members of the audit committee satisfies the independence, financial literacy and expertise requirements of the NYSE, and at least one of the members of the audit committee, Walter R. Arnheim, the chairman of the audit committee, is an audit committee financial expert as defined by the SEC. The responsibilities of the audit committee are set forth in its written charter adopted by the board of directors, which is available at http://magellanlp.com/boardcommittees.aspx.
The Partnership’s independent registered public accounting firm, Ernst & Young LLP ("EY"), is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee understands the need for EY to maintain objectivity and independence in its audit of the Partnership's financial statements and internal controls over financial reporting. In its role of financial reporting oversight, the audit committee:

•
reviewed and discussed with management and EY the audited financial statements for the year ended December 31, 2015, and management's assessment of the effectiveness of the Partnership's internal control over financial reporting;

•	reviewed with EY matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board ("PCAOB");

•
discussed various matters with EY related to the Partnership's consolidated financial statements, including critical accounting policies and practices used, and other material written communications between EY and management;

•
received written disclosures and the letter from EY required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence," and has discussed with EY its independence from the Partnership and its management; and

•	received written material addressing EY's internal quality control procedures and other matters, as required by the NYSE lisiting standards.
Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
Dated: February 17, 2016
Submitted By:
Audit Committee
Walter R. Arnheim, Chair
Patrick C. Eilers
Barry R. Pearl
The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. Our compensation committee approves all components of our general partner’s executive officers’ compensation and makes recommendations to our general partner's board of directors with respect to directors' compensation, with the exception of benefits, which are handled directly by our general partner’s board of directors. Our compensation committee and the board of directors of our general partner did not modify or reject in any material way any action or recommendation by our compensation committee during 2015. Our general partner’s board of directors has adopted a written charter for our compensation committee, which is available on our website at http://magellanlp.com/boardcommittees.aspx.
Nominating and Governance Committee. The primary purposes of our nominating and governance committee are to identify and recommend the nomination of individuals qualified to become directors, develop and recommend to our general partner's board of directors our corporate governance guidelines, encourage directors to participate in continuing education programs, oversee the evaluation of our general partner's board of directors and its standing committees, oversee the succession planning for the CEO and executive officer positions of our general partner and assist our general partner's board of directors in its oversight responsibilities regarding our governance. Our general partner’s board of directors has adopted a written charter for our nominating and governance committee, which is available on our website at http://magellanlp.com/boardcommittees.aspx.
Director Nominations
The minimum qualifications that our nominating and governance committee believes a candidate must meet in order to be recommended for nomination as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at http://magellanlp.com/corporategovernanceguidelines.aspx. In addition, our general partner's board of directors has approved certain criteria for assessing director qualifications, which criteria are used when considering new candidates for election to the board. The criteria includes the review and consideration of the current composition of the board, the expertise and talents of the current board members, the independence standards of the NYSE and SEC, the need for financial, energy industry or other specialized expertise, and the experience, skills and diversity, which would best complement those already represented on the board.
Our general partner’s board of directors relies on the nominating and governance committee to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our nominating and governance committee in the same manner as nominees recommended by a member of our nominating and governance committee. For more information on how to nominate an individual to our general partner’s board of directors, please see the section in this proxy statement entitled "Unitholder Proposals for 2017 Annual Meeting of Limited Partners." While our general partner’s board of directors has not adopted a formal policy with respect to director diversity, it considers it important to have a diversity of background, professional experience and education represented on our board and takes into consideration these attributes when evaluating a nominee.
Communications to our Board of Directors
The non-management members of our general partner’s board of directors meet regularly following quarterly board meetings. The presiding director at non-management board member meetings is Barry R. Pearl. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for our general partner's board of directors will be forwarded directly to Mr. Pearl.
EXECUTIVE OFFICERS OF OUR GENERAL PARTNER
Robert L. Barnes, 51, currently serves as SVP, Commercial - Crude Oil, of our general partner. He previously served as VP, Commercial – Crude Oil and Marine Terminals, for Magellan since March 2011. From 2007 through 2011, he served as VP, Terminals, and from 2003 through 2007 as Director, Marine Terminal Services. Prior to joining Magellan, he worked in various staff and management positions within marketing, business and commercial development, operations and environmental since joining Williams in 1987.
Larry J. Davied, 58, currently serves as SVP, Operations and Technical Services, of our general partner. He was previously Vice President, Technical Services from 2007 until 2011 and served as Director, Technical Services from 2003 until 2007. Prior to joining Magellan, he worked for Williams as Director, System Integrity from 1998 to 2003. Mr. Davied was the General Manager, Technical Services with MAPCO Inc. ("MAPCO") from 1993 to 1998. Prior to MAPCO, he worked in various field and engineering leadership positions in gas processing, liquid pipeline transportation, refining, chemical plants and terminals in the oil and gas industry.

Lisa J. Korner, 54, currently serves as SVP, Human Resources and Administration, of our general partner. She served as Vice President, Human Resources and Director of Human Resources of our general partner from 2002 to 2006. Prior to joining us in 2002, she served as Executive Director of Human Resources Strategy and Human Resources — Information Systems for Williams from 2001 to 2002 and served as Director of Human Resources for Williams from 1999 to 2001. Ms. Korner also worked in various human resources management positions with MAPCO and Williams since 1989.
Douglas J. May, 45, currently serves as SVP, General Counsel, Compliance and Ethics Officer and Assistant Secretary of our general partner. He served as Vice President and Assistant General Counsel of our general partner from 2011 until 2012. Mr. May joined us in February 2011 as Associate General Counsel. Prior to joining us in 2011, Mr. May was a shareholder at the Tulsa, Oklahoma office of GableGotwals law firm, specializing in securities law, mergers and acquisitions and energy transactions. He was elected a GableGotwals shareholder in 2003 and served on the firm's board of directors from 2008 until 2011. Prior to joining GableGotwals in 2001, Mr. May held various legal positions with Williams and served as an associate attorney at Skadden, Arps, Slate, Meagher & Flom.
Michael N. Mears, 53, currently serves as Chairman of the Board, President and CEO of our general partner. From 2008 through 2011, he served as COO of our general partner. Mr. Mears was a SVP of our general partner from 2003 through 2008. Prior to joining us in 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.
Aaron L. Milford, 42, currently serves as SVP and CFO of our general partner. He most recently served as Vice President, Crude Oil Business Development since June 2014. From 2013 through 2014, he served as Director, Crude Oil Business Development, from 2011 through 2012, as Director, Commercial Development, and from 2007 through 2010, as Director, Business Development. Prior to joining us in 2004, Mr. Milford worked for Williams since 1995 in various staff and management positions including the areas of financial planning, business development and mergers and acquisitions.
Brett C. Riley, 46, currently serves as SVP, Business Development, of our general partner. Prior to joining us in 2003, Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from 2000 until 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. He also worked in various financial positions with MAPCO and Williams since 1992. On February 15, 2016, Mr. Riley announced his resignation effective April 1, 2016.
Jeff R. Selvidge, 55, currently serves as SVP, Commercial - Refined Products, of our general partner. He was Vice President, Transportation, from 2007 to 2011. From 2003 through 2007, he served as Director, Transportation Marketing and Development. Prior to joining us in 2003, he worked for Williams in a variety of roles in the commercial group since joining Williams in 1990. From 1985 through 1990, Mr. Selvidge worked for Conoco in various engineering and business development positions in the natural gas gathering, processing and natural gas liquids business.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This section, Compensation Discussion and Analysis, describes the compensation package of our NEOs as well as the objectives and principles that make up our executive compensation programs, the compensation decisions we have recently made under those programs and the factors we considered in making those decisions.
Our compensation program is administered by our compensation committee and consists of the following four components: (i) base salary; (ii) the LTIP; (iii) annual non-equity incentive program ("AIP"); and (iv) health and retirement benefits. The objective of our compensation program is to compensate our NEOs in a manner that: (i) links our executive officers’ compensation to business objectives, achievements and strategic goals; (ii) aligns their interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.

Our NEOs for 2015 include the following executive officers: our CEO, CFO, former CFO and the top three other highest paid executive officers of our general partner as follows:

NEO	Title
Michael N. Mears	CEO and President
Aaron L. Milford	SVP, CFO
Michael P. Osborne	Former SVP, CFO(1)
Brett C. Riley	SVP, Business Development
Douglas J. May	SVP, General Counsel and Compliance and Ethics Officer
Lisa J. Korner	SVP, Human Resources and Administration
(1) Mr. Osborne resigned effective May 18, 2015.
Overview of our Executive Compensation
We believe that target compensation for our NEOs should be competitive with our peer group and any rewards should be directly linked to the rewards of our unitholders. Our executive compensation programs include a mix of fixed and variable pay with performance periods ranging from one to three years. Performance metrics for short- and long-term incentive programs include a balance of both financial and operational targets that align with our growth strategy.
Currently our CEO's compensation is heavily weighted based on performance goals aligned with our unitholders' interest with approximately 20% based on annual performance metrics, approximately 60% weighted toward long-term equity performance and restricted awards and the remaining 20% in base salary as follows:

2015 CEO Compensation
Cash Compensation		Equity Compensation
$600,000	$600,000	$1,560,000	$390,000
Annual Salary 19%	Annual Cash Incentive 19%	Long-Term Performance Award 50%	Time-Based Award 12%
Compensation for our other NEOs is similarly weighted toward long-term performance.
The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. In summary:

•	In addition to being market competitive, we believe that rewards should be competitive with our peer group and based on the performance of our Partnership and the individual executive.

•
We do not maintain formal employment agreements with our executive officers, thus base salaries and the receipt of awards under the LTIP and AIP are determined according to the compensation philosophy and review processes instituted by our compensation committee.

•	Our compensation programs are designed to drive performance that creates long-term value for our unitholders.

•
Each year our compensation committee establishes both short-term financial and operational goals used as the performance metrics for the AIP and a long-term financial goal used as the performance metric for the LTIP.

•
Our compensation committee exercises its judgment and discretion when reviewing our Partnership's performance compared to pre-determined financial and operational performance metrics and individual performance.

•
Our compensation committee assesses the risk for how we reward our NEOs and the review supports our belief that our compensation program structures are not likely to result in a material adverse impact to the financial success of our organization.

Overview of 2015 Magellan Financial Performance
The Alerian MLP Index is a composite of the 50 most prominent energy master limited partnerships that provides investors with a comprehensive benchmark for our asset class. Our Partnership's financial performance for the year ended December 31, 2015 significantly outperformed the Alerian MLP Index. The incentive program payouts in which all employees participate, including our executive officers, reflect this high level of financial performance.
The following graph compares the total unitholder return performance of our common units with the performance of (i) the Standard & Poor's 500 Stock Index ("S&P 500") and (ii) the Alerian MLP index. The graph below assumes that $100 was invested in our common units and each comparison index beginning on December 31, 2010 and that all distributions or dividends were reinvested on a quarterly basis. The information provided below is being furnished to, and not filed with, the SEC. As such, this information is neither subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015
Magellan Midstream Partners, L.P.	$100	$128	$169	$257	$347	$296
Alerian MLP Index	$100	$114	$119	$152	$160	$108
S&P 500	$100	$102	$118	$157	$178	$181
Role of Unitholder "Say on Pay" Advisory Votes
At our last annual meeting, over 96% of our voting unitholders approved our executive compensation programs. Although this "say on pay" vote is advisory and non-binding, our compensation committee values the input of our unitholders and considers the outcome of the vote when determining our executive compensation programs. Our compensation committee believes that the voting results confirm the unitholders' support of our approach to executive compensation and, accordingly, we have not materially changed our approach to executive compensation during 2016. At our 2011 annual meeting, unitholders voted in favor of a proposal to hold a "say on pay" vote on an annual basis. Accordingly, the next "say on pay" advisory vote, following our 2016 annual meeting, will occur at our 2017 annual meeting. Our compensation committee expects that future unitholders' input will be taken into consideration when making future compensation decisions for our NEOs.
Role of the Compensation Committee
The role of our compensation committee is to assist our general partner's board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees toward the achievement of certain business objectives as well as to ensure alignment of their focus with the long-term interest of our unitholders. Our compensation committee does so by recommending appropriate compensation for these executive officers and key employees.
Our executive compensation plans and policies are designed by our compensation committee to be consistent with our broader compensation philosophy and strategy, leveraging the various components of compensation in order to incent excellent performance. Each year, the components that make up our compensation package for our NEOs and other executives are reviewed by our compensation committee to ensure that the allocation between cash and equity compensation makes sense. The committee establishes the incentive performance measures and goals for each year and verifies the achievement of results against those goals.
In making decisions about total compensation for our executive officers, our compensation committee takes into account a number of factors including the competitive market for talent, as well as the particular executive officer's role, responsibilities, experience, and performance and recommendations made by the CEO. Our compensation committee also engages independent executive compensation consultants, attorneys or advisers as needed to assist in the determination of compensation for our executives. Our compensation committee also reviews the results of the advisory vote of our unitholders approving our executive compensation program at our last annual meeting of limited partners.
Role of the Compensation Consultant
Our compensation committee engaged the independent executive compensation consulting firm of Longnecker & Associates ("L&A") to assist with the annual evaluation of executive compensation and independent director compensation for 2015. L&A does not provide any other services to us or to our general partner's board of directors other than serving as the consultant for our compensation committee. Our compensation committee also conducted an assessment to determine whether or not L&A is independent and concluded that no conflict of interest currently exists, or existed during 2015. L&A's role is to assist our compensation committee by:

•	Providing advice on executive compensation matters related to our business strategy, historical compensation philosophy, prevailing market practices and unitholders' interests;

•	Providing advice on relevant regulatory mandates regarding executive compensation;

•	Providing advice on our compensation peer group for competitive benchmarking;

•	Providing advice on competitive market data on independent director compensation;

•	Reviewing the Compensation Discussion & Analysis disclosures;

•	Working with our management team as required from time to time to discuss executive compensation issues and prepare for our compensation committee meetings; and

•	Providing advice as to the appropriate level of compensation relative to achievement of established performance metrics and goals in our incentive compensation plans.
Role of Management
Each year, the executive management team presents our annual strategic and financial plan to our general partner's board of directors for approval. The presentation includes a review of the expected financial performance of our Partnership, the capital expenditure plan, as well as a consolidated three-year strategic and financial plan. The criteria and targets for our annual short-term incentive awards and our long-term incentive awards are recommended by the CEO to our compensation committee based on the strategic and financial plan approved by our general partner's board of directors.

The executive compensation group within our human resources department, including our SVP, Human Resources and Administration, supports our compensation committee in the execution of its responsibilities and manages the development of materials for each compensation committee meeting.The CEO considers individual and company performance relating to the performance metrics and also makes recommendations to our compensation committee regarding base salary, annual incentive and long-term equity compensation for senior officers, including all NEOs, other than himself. The committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. No member of the management team, including the CEO, has a role in determining his or her own compensation.
2015 Executive Compensation
Our executive compensation programs take into account marketplace compensation for executive talent, internal pay equity with our employees, past practices of the company, individual results and the talent, skills and experience that each individual executive brings to the company. Our NEOs serve without an employment agreement. All compensation for these officers is established by our compensation committee as described below.
Market Analysis
With the assistance of our independent compensation consultant, L&A, we review peer data from 13 companies or master limited partnerships ("MLPs") as well as third party survey information to establish a benchmark for each individual executive position. Each peer was selected because it was engaged in a business similar to ours, was comparable in size, and/or was a company or MLP with which we compete for talent. Our 2015 peer group consisted of:

Buckeye Partners, L.P.	MarkWest Energy Partners, L.P.(1)	Regency Energy Partners, L.P.(2)
DCP Midstream Partners, L.P.	NuStar Energy, L.P.	Spectra Energy Corp.
Enbridge Energy Partners, L.P.	ONEOK, Inc.	Sunoco Logistics Partners, L.P.
Energy Transfer Partners, L.P.	Plains All American Pipeline, L.P.	The Williams Companies, Inc.
EnLink Midstream Partners, L.P.
(1) MarkWest Energy Partners, L.P. merged with MPLX LP in 2015 to become a wholly owned subsidiary of MPLX and will be excluded from the peer group in the future.
(2) Regency Energy Partners, L.P. was acquired by Energy Transfer Partners, L.P. in 2015 and will be excluded from the peer group in the future.
Market competitive pay for each NEO was determined by evaluating base salaries and target incentive awards from our peer group, when available, along with reviewing external third party survey information from Mercer and TowersWatson for energy companies of similar size to us, the TowersWatson Liquid Pipeline Roundtable Survey, Economic Research Institute Survey and the Longnecker & Associates LTI Survey.
Internal Analysis
Similar to previous years, an internal pay equity ratio of the CEO's total target compensation compared to all other NEOs total compensation, as well as to each level of compensation in our Partnership, was evaluated and determined to be appropriate by our compensation committee.
Tally Sheets
In addition to the market analysis, our compensation committee prepared and reviewed internal tally sheets for each executive officer. These tally sheets are designed to show the total compensation awarded and realized, which includes what has been paid to each executive as well as what would be paid to the executive following termination of his or her employment under various scenarios. Our compensation committee believes these tally sheets provide a comprehensive picture of an executive's total compensation along with providing the committee with a better understanding of how each component of a compensation package fits together. These sheets also assist them in evaluating the appropriate amount of each NEO's compensation based on the wealth accumulation of each NEO. For 2015 our compensation committee felt the wealth accumulated by our NEOs was in line with unitholder value and was, therefore, appropriate.

2015 Base Salary
Base salary is a major part of compensation for all of our employees. However, it becomes a smaller percentage of total compensation as an employee rises through the ranks. Base salary is important to provide individual financial stability for personal planning purposes. There are also motivational and reward aspects to base salary, as base salary can be increased or decreased to account for considerations such as individual performance and time in position. The position benchmarking we perform considers peer market data from the executive compensation peer group as well as third party survey data along with the CEOs recommendations.
In evaluating 2015 base salaries for our NEOs, our compensation committee determined that the base salaries of our NEOs were lower than the 50th percentile of market data. The annual base salary for our NEOs was increased in February 2015 to become closer aligned to the 50th percentile of market data as follows:

NEO	February 2015 Base Salary After Increase	Percentage of Salary Increase
Michael N. Mears, CEO	$600,000	7.1%
Michael P. Osborne, Former CFO	$342,000	3.6%
Brett C. Riley	$350,000	3.5%
Douglas J. May	$340,000	4.6%
Lisa J. Korner	$330,000	5.1%
Effective May 18, 2015, Aaron L. Milford was elected as CFO. Upon his promotion to CFO, Mr. Milford was awarded an annual base salary of $260,000.
Long-Term Equity Incentive Compensation
Our compensation committee believes it is important to associate a significant percentage of the total compensation of each NEO to long-term performance and risks similar to those experienced by our unitholders. Our compensation committee accomplishes this objective by structuring a larger percentage of our NEO's compensation in the form of long-term variable incentive compensation instead of base salary. Our compensation committee further believes that properly structured long-term performance-based compensation will encourage long-term management strategies that will benefit our unitholders. Our LTIP has been designed to: (i) aid in the retention of key employees, including our NEOs, who are important to the success of our Partnership; (ii) motivate employee contributions toward long-term growth through ownership in our Partnership; and (iii) align potential increases in compensation to long-term increases in unitholder value.
Using the equity compensation philosophy described above as well as the information gathered from the market analysis, it has been the practice of our compensation committee to grant phantom units to our NEOs during the first quarter of each year. Beginning in 2015, our compensation committee decided that our long-term incentive awards should consist of both time-based and performance-based phantom unit awards. Our compensation committee believes combining these two forms of awards, with a heavier weighting on the performance element, is an effective way to focus attention on unitholder return and help us retain our executive talent in a competitive market. Time-based and performance-based unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the end of the vesting and/or performance period. In the event of a grantee's termination due to death, disability or retirement, the number of time-based and performance-based phantom units awarded will be prorated based upon the completed months of employment during the vesting period and the award will be paid following the end of the vesting period with the performance-based units payout based upon the actual achievement of the performance goals. The awards do not have an early, or accelerated, vesting feature except when there is a change-in-control combined with an associated actual or constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled "Termination, Severance or Change-in-Control Provisions" in this CD&A.
2015 Phantom Unit Awards
Our compensation committee used the market data from our peer group and third-party surveys to establish the appropriate 2015 LTIP target award levels for each NEO. This analysis determined our existing target level payouts were below the 50th percentile of market data and therefore our compensation committee increased the target level payouts for each of our NEOs. This increase in target level awards was granted in time-based units, rather than performance-based units, in order to provide additional retention of our NEOs. Mr. Milford received a prorated award for 2015 as a result of his promotion to CFO effective May 18, 2015. The tables below set forth the 2015 phantom unit target award level for each NEO expressed both as a percentage of their annual base salary and a target value of the award along with the number of units awarded:

NEO	2015 Base Salary (a)	Performance-Based Award			Time-Based Award
		LTIP Target (b)	Target Award Value (a * b)	Units	LTIP Target (c)	Target Award Value (a * c)	Units Awarded(1)
Michael N. Mears, CEO	$600,000	260%	$1,560,000	18,414	65%	$390,000	4,604
Michael P. Osborne, Former CFO(2)	$342,000	200%	$684,000	8,074	50%	$171,000	2,018
Brett C. Riley	$350,000	150%	$525,000	6,198	50%	$175,000	2,065
Douglas J. May	$340,000	150%	$510,000	6,020	50%	$170,000	2,006
Lisa J. Korner	$330,000	150%	$495,000	5,843	50%	$165,000	1,947
(1) We used the closing price of our limited partner units on January 2, 2015 ($84.72) to calculate the number of phantom units awarded to each of our NEOs in 2015.
(2) Mr. Osborne's outstanding phantom unit awards were forfeited upon his resignation.
Aaron L. Milford was elected as CFO on May 18, 2015. With his promotion to this position, Mr. Milford was awarded additional phantom units prorated for his time as CFO during 2015. The combined 2015 performance-based and time-based awards for Mr. Milford are follows:

	Performance-Based Award		Time-Based Award
NEO	Target Value	Units	Target Value	Units
Aaron L. Milford, CFO	$396,667	4,683	$86,667	1,022
Each of the 2015 time-based and performance-based phantom units vest on December 31, 2017, subject to the recipient's continued employment through such date. The number of 2015 performance-based units are determined based on the Partnership's achievement of the performance metric as of the vesting date, as described in the next section.
2015 Phantom Unit Awards Performance Metric
For the 2015 phantom unit awards, our compensation committee continued to use distributable cash flow ("DCF") per unit as the primary metric to measure our long-term performance. In order to focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the performance metric excludes the impact of certain commodity related activities. As a further link between our NEOs' equity compensation to the return realized by our unitholders, our compensation committee added the potential for an additional payout, or a reduction in payout, of up to 50% of the award based on our total unitholder return ("TUR") compared to a selected group of large cap MLPs. Our compensation committee approved the performance metric goals and payout levels for the 2015 phantom unit awards as follows:

Performance Metric	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
2017 DCF excluding commodity-related activities (per limited partner unit outstanding)	$3.17	$3.67	$4.25
Compound Annual Growth Rate over 2014 actual performance	3%	8%	14%
The payout percentage for performance results between threshold, target and stretch payouts will be interpolated. If the performance results are below the threshold level, the payout percentage will be 0%, and, if above the stretch level, the maximum payout will be 200%, before any adjustment for the TUR results.
The TUR adjustment is determined at the end of the vesting period and will be based on 1) how we performed against our DCF metric and 2) our three-year TUR as compared to the three-year TUR of the Performance Peer

Group. If we outperform the 50th percentile of our Performance Peer Group, the payout will be adjusted up to a maximum of an additional 50%. If we perform below the 50th percentile of our Performance Peer Group, the payout will be adjusted down by as much as 50%. However, if our performance results reach threshold payout level, the TUR adjustment will not take the final payout level below the threshold payout level of 50% in order to maintain a retention element to the awards. The TUR adjustment increases linearly within each TUR adjustment range for performance above the 50th percentile, and decreases linearly within each TUR adjustment range for performance below the 50th percentile of our Performance Peer Group. The potential TUR adjustments are as follows:

Performance Metric Results	TUR Adjustment Range	Final Metric Performance Range
Above Threshold but Below Target Results	+/- 20%	50% - 120% Payout
At or Above Target but Below Stretch Results	+/- 30%	70% - 230% Payout
Stretch Results	+/- 50%	150% - 250% Payout
Our compensation committee selected the following large-cap MLPs as the Performance Peer Group for the 2015 performance-based phantom unit awards:

2015 LTIP Awards Performance Peer Group
Boardwalk Pipeline Partners, L.P.	NuStar Energy, L.P.
Buckeye Partners, L.P.	Oneok Partners, L.P.
Enbridge Energy Partners, L.P.	Plains All American L.P.
Energy Transfer Partners, L.P.	Spectra Energy Partners, L.P.
Enterprise Products Partners, L.P.	Sunoco Logistics Partners, L.P.
MarkWest Energy Partners, L.P.(1)	Williams Partners, L.P.
(1) MarkWest Energy Partners, L.P. merged with MPLX LP in 2015 to become a wholly owned subsidiary of MPLX and has been excluded from the Performance Peer Group.
The 2015 phantom unit awards also include the right to receive distribution equivalents during the three-year vesting period equal to the cumulative per unit distributions earned and paid to our unitholders during that period. The distribution equivalents will be determined and settled at the end of the vesting period based on the number of units paid to each recipient after the performance metric results have been determined.
2013 Phantom Unit Award Vesting
The 2013 phantom unit awards for our NEOs vested December 31, 2015. The performance metric for the 2013 phantom unit awards was DCF per limited partner unit excluding commodity-related activities. The performance metric goals for our 2013 phantom unit awards were established at levels higher than our normal growth expectations due to the many expansion projects underway at the beginning of 2013. To provide additional motivation to complete the expansion projects, our compensation committee increased the target and stretch payout levels for this year's awards. The table below sets forth the final performance metric result for the 2013 phantom unit awards:

Performance Metric	Threshold 50% Payout	Target 150% Payout	Stretch 250% Payout	Result	Calculated Payout Percentage
2015 DCF excluding commodity-related activities (per limited partner unit outstanding)	$2.03	$2.33	$3.03	$3.28	250.0%
Compound Annual Growth Rate over 2012 actual performance	5%	10%	20%	23.2%
Once the metric results and payout percentage were determined, our compensation committee could choose to increase or decrease the final payout by 20% based upon the personal performance of the NEO. At the December 2015 compensation committee meeting, our CEO recommended to our compensation committee that the payout of the 2013 phantom unit awards to all NEOs, excluding his own 2013 phantom unit award, should be based upon the financial performance without an increase or decrease for personal performance. Based upon the

CEO's recommendation for his direct reports and our compensation committee’s assessment of all NEOs’ performance, the committee approved the payout of the 2013 phantom unit awards without an adjustment for personal performance. Our compensation committee's decision also took into account an evaluation of the performance of our CEO, achieving the business goals over the three year vesting period.
To further align the 2013 phantom unit awards with the interest of our unitholders, the vested awards included distribution equivalent rights equal to the distributions paid to our unitholders during the vesting period. The cumulative distributions paid to our unitholders during the vesting period were $7.5175 per unit for awards granted in February 2013. The 2013 phantom unit awards vested for each NEO as follows:

NEO(1)	Grant Date	2013 Performance Phantom Unit Award (a)	Calculated Payout Percentage (b)	Vested 2013 Performance Unit Award (a * b) = (c)	Distribution Equivalents on Vested Units ($7.5175/unit)
Michael N. Mears, CEO	2/1/2013	35,580	250%	88,950	$668,682
Aaron L. Milford	2/1/2013	2,217	250%	5,543	$41,670
Brett C. Riley	2/1/2013	10,225	250%	25,563	$192,170
Douglas J. May	2/1/2013	9,809	250%	24,523	$184,352
Lisa J. Korner	2/1/2013	9,477	250%	23,693	$178,112
(1) Mr. Osborne's outstanding unit awards were forfeited upon his resignation.
All payouts under our LTIP, including the distribution equivalents, are excluded for consideration under the terms of our pension plan and the Magellan 401(k) Plan.
Annual Non-Equity Incentive Program
All employees, including our NEOs, are eligible for participation in the AIP, which is designed to provide a flexible, annual pay-for-performance reward system that is paid out in cash. Our AIP fosters a collaborative culture by linking each employee to the Partnership's financial performance metrics and providing specific focus on operational, safety and environmental stewardship. It also puts more "at risk" for individual performance to encourage our employees to perform at a high level. Each year, our executive officers present an annual and three-year strategic and financial business plan to our general partner's board of directors. During this review, our general partner's board of directors discusses the financial targets as well as operational and strategic goals of our Partnership. Once the annual business plan is adopted, it is used as the basis for setting the performance metrics and targets of the AIP for that year.
Our compensation committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. If the funding metric is not attained, no AIP payout would be made, regardless of whether the relevant financial, safety, environmental and other performance targets have been reached. However, funding of our AIP ultimately remains at the discretion of our compensation committee, regardless of funding metric results.

2015 AIP Target Awards
Our compensation committee used the market data from third-party surveys and our peer group to establish the appropriate 2015 AIP target levels. Our compensation committee determined our existing target level payouts from 2014 were in line with the market data and consistent with our objectives to keep compensation opportunities tied to unitholders' interest and, therefore, did not make any changes to the target levels in 2015. The 2015 AIP NEO targets expressed as a percentage of base salary were as follows:

NEO	2015 AIP Target
Michael N. Mears, CEO	100.0%
Aaron L. Milford, CFO(1)	65.4%
Michael P. Osborne, Former CFO(2)	-
Brett C. Riley	70.0%
Douglas J. May	70.0%
Lisa J. Korner	70.0%
(1) Mr. Milford was promoted to CFO effective May 18, 2015. His AIP target was increased from 35% to 80%. However, his AIP target is prorated for 2015.
(2) Mr. Osborne's 2015 AIP award was forfeited upon his resignation.
2015 AIP Metrics
The funding and performance metrics of our 2015 AIP were the same for all participating employees, including our NEOs. The funding metric for our 2015 AIP was $632 million in DCF, which was the approximate amount of DCF required to maintain our 2015 distributions at the fourth quarter 2014 level for a full year. Actual DCF generated through October 2015 exceeded the funding metric established by our compensation committee. Therefore, in December 2015, our compensation committee exercised its discretion to fund our AIP for 2015.
The performance metrics selected for 2015 included components that could be influenced by most employees providing services to our Partnership, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to our Partnership and was weighted by our compensation committee to reflect our major financial and operational objectives for the year. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This is in line with our compensation committee's perspective that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.
Threshold, target and stretch performance levels were set for each performance metric. After the initial funding metric was met, payout percentages for each performance metric were determined based on actual results attained for each metric multiplied by the weight assigned to that metric. When actual results are below threshold, the payout percentage is 0%; when actual results are at threshold, the payout percentage is 50%; when actual results are at target, the payout percentage is 100%; and when actual results are at or above stretch, the payout percentage is 200%. The payout percentage for results between threshold, target and stretch are interpolated. The payout percentage for each metric is then multiplied by the weight of the metric to calculate the total AIP payout result. The performance metrics and associated weights for the 2015 AIP were as follows:

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EBITDA less Maintenance Capital — 65% Weight — This metric focused attention on the ultimate means by which our operations provide a return to our partners; specifically, generating DCF from our core business. The attainment of target for this particular metric ensured that we generated sufficient cash flow to maintain or increase the distributions we paid to our unitholders.

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Commodity-Related Activities — 10% Weight — Commodity margins reflect the contribution our commodity related activities have to the generation of distributable cash, but also recognize that most employees cannot directly impact the performance of these activities and market price changes can significantly influence results.

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Operational Performance — 15% Weight — This discretionary portion of the payout focused attention on the health and safety of employees and on environmental stewardship. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

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OSHA Incident Rate ("IR") — 5% Weight — This metric focused specific attention on a key quantitative measure of the health and safety of our employees. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

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Environmental — Human Error Releases — 5% Weight — This quantitative metric measures the number of releases of one barrel or more due to human error related to activities under our control. Payout under this metric would have been zero if a fatality had occurred as a result of a release (regardless of human error).

When an acquisition occurs during the year, the AIP includes a provision explaining how financial performance metrics will be adjusted based on the financial information in receiving approval for the acquisition. When an internal growth project is approved during the year, the AIP financial performance metrics are not adjusted in the same manner because growth projects generally require several months to complete.
2015 AIP Metric Results
In January 2016, our compensation committee approved the calculated payout percentage of 160.4% for the 2015 AIP. The financial metrics used for the AIP were established utilizing the 2015 annual plan projections approved by our general partner's board of directors. The discretionary Operational Performance metric was awarded at 17.5%, which was 2.5% above target based upon our health, safety and compliance performance for the year. The table below provides the weights used for each performance metric of the 2015 AIP, the threshold, target and stretch levels established for 2015 performance, the 2015 results achieved and the calculated payout percentages for each metric.
2015 Annual Non-Equity Incentive Program
Performance Metrics and Year-end Results
($ in millions)

Performance Metric	Weight	2015 Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	65%	$882.8	$784.2	$830.2	$891.2	121.1%
Commodity-Related Activities	10%	$197.6	$140.7	$160.7	$200.7	19.2%
Operational Performance	15%	Above Target	- Discretionary-			16.5%
Safety — OSHA IR	5%	0.99	1.10	0.85	0.56	3.6%
Environmental — Human Error Releases	5%	12	7	4	2	—%
	100%	Total Calculated Payout Percentage				160.4%
Our compensation committee had the discretion to increase or decrease the payout by as much as 50% for all participants, including our NEOs, based upon personal performance. At the December 2015 compensation committee meeting, our CEO recommended to our compensation committee a payout to all NEOs, excluding his own 2015 AIP payout, without an increase or decrease for personal performance. Based upon the CEO's recommendation for his direct reports and our compensation committee’s assessment of all NEOs’ performance, including our compensation committee's evaluation of the performance of our CEO, at achieving the business goals for the year, our compensation committee awarded 100% of the portion of the total calculated payout percentage as above identified (160.4%). All payouts under our AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service ("IRS") limitations.

The calculations for our NEO's 2015 AIP payouts are as follows:

NEO(1)	2015 Actual Base Salary(2)(a)	2015 AIP Target (b)	2015 Calculated Payout Percentage (c)	2015 Calculated Payout Amount (a * b * c)
Michael N. Mears, CEO	$595,385	100.0%	160.4%	$954,997
Aaron L. Milford, CFO	$237,074	65.4%	160.4%	$248,694
Brett C. Riley	$348,615	70.0%	160.4%	$391,425
Douglas J. May	$338,269	70.0%	160.4%	$379,809
Lisa J. Korner	$328,154	70.0%	160.4%	$368,451
(1) Mr. Osborne's 2015 AIP payout was forfeited upon his resignation.
(2) The actual base salary included in this table reflects the actual wages paid during 2015.
Benefits
The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs participate in these programs on a non-discriminatory basis on the same terms as our non-executive employees. Our NEOs do not participate in a supplemental employment retirement benefit ("SERP") or a non-qualified deferred compensation arrangement.
Perquisites
Mr. Mears has a country club membership which is primarily used for business purposes. Mr. Mears is reimbursed for the monthly dues and any expenses associated with use for business purposes through normal expense statements. These costs are not considered a part of his total compensation. Mr. Mears is responsible for all expenses he incurs that are not for business purposes. In addition to the country club membership, Mr. Mears also received an annual membership to a downtown dining club, used primarily for business purposes, and subsidized parking at our corporate offices. No other NEO receives perquisites valued in excess of $2,000 on an annual basis.
Termination, Severance or Change-in-Control Provisions
None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the Magellan Executive Severance Plan, the AIP and other provisions in our LTIP that apply to our NEOs associated with position elimination or a change-in-control of our general partner.
Magellan Executive Severance Plan
The Magellan Executive Severance Plan provides a single lump sum payment of severance benefits to our NEOs based on years of service for the following termination events:

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Position Elimination - Benefits payable to the NEO are two weeks of base salary pay for every completed year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary. The NEO will also receive subsidized COBRA benefits for the first three months following termination; and

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Change-in-Control - As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the CEO are three times the sum of annual base salary and target AIP amount and benefits payable to all other NEOs are two times the sum of annual base salary and target AIP amount. The NEO will also receive subsidized COBRA benefits for the first 12 months following termination.

Annual Non-Equity Incentive Program
To be eligible to receive a payout from the AIP, our NEOs must be employed during the calendar year including the last day of the calendar year and remain employed until such time that the award is actually paid, which is typically in February of the following calendar year. Exceptions to this requirement are made when employment is terminated as a result of retirement, long-term disability or death, at which point a prorated award is paid. Any NEO who terminates employment for any other reason prior to the distribution of the payout will forfeit any amounts payable under the AIP.
Long-Term Equity Incentive Plan
To be eligible to receive a payment for outstanding time-based or performance-based phantom unit awards under the LTIP, our NEOs must remain employed during the three-year vesting period or terminate employment as a result of a change-in-control. Exceptions to this requirement are made when employment is terminated as a result of retirement, long-term disability or death prior to the end of the vesting period, when a prorated award is paid at the end of the vesting period. Time-based and performance-based phantom units awarded will be paid upon vesting, with the number of performance-based units paid based upon the Partnership's achievement of the performance metric goals. Termination of employment for any other reason prior to the end of the vesting period will result in forfeiture of the NEO's time-based and performance-based phantom unit awards.
The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all time-based and performance-based awards granted to that NEO will immediately vest and all performance criteria associated with performance-based awards will be deemed to have been achieved at the maximum level.
Executive Officer and Independent Director Equity Ownership Guidelines
We believe that a significant ownership in our entity by our executive officers and our independent directors leads to a stronger alignment of interests with our unitholders. Our equity ownership guidelines require each executive officer to own limited partner units in us, the intrinsic value of which is equal to or greater than a multiple of such executive officer's base salary. The guidelines also require each independent director to own limited partner units in us, either directly or through the Director Deferred Compensation Plan, the intrinsic value of which is equal to or greater than a multiple of such independent directors' annual equity retainer. The table below sets forth the required multiples for our executive officers and independent directors:

Multiple of Base Salary Required to be Held in Our Units
Chief Executive Officer	5 times Base Salary
All Other Executive Officers	3 times Base Salary
Independent Directors	3 times Annual Equity Retainer
Executive officers and independent directors are required to achieve the applicable ownership requirement within five years of becoming subject to these guidelines and, until the applicable ownership requirement is achieved, may not sell or otherwise distribute any units received as compensation or as an annual retainer, as applicable. As of June 30, 2015, the annual testing date for compliance with this policy, all NEOs and independent directors were in compliance with these guidelines. These guidelines do not protect the executive officers or independent directors from any losses sustained through ownership of the units.
Resignation of Executive Officers
Michael P. Osborne, our former CFO, resigned effective May 18, 2015. Our compensation committee awarded Mr. Osborne a separation cash award of $1,800,000 upon his resignation.
On February 15, 2016, Brett C. Riley announced his resignation as Senior Vice President effective April 1, 2016.

Deductibility of Executive Compensation
We are a limited partnership and not a corporation for United States federal income tax purposes. Therefore, we believe the compensation paid to our NEOs is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code and, therefore, generally do not seek to structure any compensation awards as qualified performance-based compensation under Section 162(m).
Compensation Committee Report
We have reviewed and discussed the foregoing section entitled "Compensation Discussion and Analysis" with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015.
Submitted By:
Compensation Committee
Robert G. Croyle
Stacy P. Methvin
James R. Montague, Chair
The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

Summary Compensation Table
The following table provides a summary of the total compensation expense for each of the fiscal years 2013, 2014 and 2015 awarded to, earned by or paid to our NEOs:

Name and Principal Position	Year	Salary	Unit Awards(1)	Non-Equity Incentive Program Compensation	Change in Pension Value(2)	All Other Compensation(3)	Total
Michael N. Mears, CEO and President	2015	$595,385	$2,020,978	$954,997	$21,648	$30,071	$3,623,079
	2014	$557,115	$1,932,599	$998,908	$128,274	$29,485	$3,646,381
	2013	$530,961	$2,739,482	$969,004	$—	$27,812	$4,267,259
Aaron L. Milford, SVP and CFO	2015	$237,074	$476,003	$248,694	$11,301	$15,900	$988,972
Michael P. Osborne, Former SVP and CFO	2015	$163,038	$—	$—	$—	$1,815,900	$1,978,938
(Mr. Osborne resigned effective May 18, 2015)	2014	$318,577	$1,018,044	$442,686	$30,065	$29,213	$1,838,585
Brett C. Riley, SVP Business Development	2015	$348,615	$723,017	$391,425	$7,985	$15,900	$1,486,942
	2014	$334,481	$583,256	$419,807	$104,886	$15,600	$1,458,030
	2013	$306,058	$787,300	$390,989	$—	$15,300	$1,499,647
Douglas J. May, SVP, General Counsel and Compliance and Ethics Officer	2015	$338,269	$702,278	$379,809	$15,011	$15,900	$1,451,267
	2014	$321,538	$560,768	$403,563	$46,443	$15,600	$1,347,912
	2013	$292,692	$755,270	$373,914	$7,720	$15,300	$1,444,896
Lisa J. Korner, SVP, Human Resources and Administration	2015	$328,154	$681,628	$368,451	$27,821	$15,900	$1,421,954
	2014	$310,654	$541,779	$389,902	$189,104	$15,600	$1,447,039
	2013	$283,500	$729,707	$362,171	$—	$164,396	$1,539,774

(1)
The amounts reported in the Unit Awards column reflect the grant date fair value of phantom units in the years indicated as calculated in accordance with FASB ASC Topic 718 reflecting the probably outcome of any performance conditions. If the awards are ultimately earned at the maximum level, the value of the award at the time of grant would be as set forth in the table below. For a discussion of the assumptions made in the valuation, see Note 15 - Long Term Incentive Plan to the Consolidated Financial Statements for 2015 in the Form 10-K filed with the SEC. The actual value an executive officer may realize from an award of phantom units is contingent upon the satisfaction of the vesting conditions of the award and the closing price of our limited partner units at the end of the vesting period.

	Maximum Grant Date Value
NEO	2013 LTIP Award	2014 LTIP Award	2015 LTIP Award
Michael N. Mears, CEO	$4,565,804	$3,865,197	$3,659,824
Aaron L. Milford, CFO	$—	$—	$873,833
Brett C. Riley	$1,312,123	$1,166,513	$1,274,639
Douglas J. May	$1,258,740	$1,121,537	$1,238,058
Lisa J. Korner	$1,216,136	$1,083,557	$1,201,655

(2)
This column represents the change in pension value for our NEOs' accumulated benefit. For more details regarding these amounts, see the narrative to the "2015 Pension Benefits" table in this proxy statement.

(3)	All Other Compensation includes Magellan 401(k) Plan matching contributions and perquisites. All Other Compensation details are as follows:

NEO	401(k) Plan Matching Contributions	Perquisites(1)	Other(2)	Total All Other Compensation
Michael N. Mears, CEO	$15,900	$14,171		$30,071
Aaron L. Milford, CFO	$15,900	$—		$15,900
Michael P. Osborne, Former CFO	$15,900	$—	$1,800,000	$1,815,900
Brett C. Riley	$15,900	$—		$15,900
Douglas J. May	$15,900	$—		$15,900
Lisa J. Korner	$15,900	$—		$15,900
(1) The total perquisites provided to Mr. Mears represent $1,800 for parking, $912 for membership to a dining club used primarily for business purposes and $11,459 for reimbursed country club fees primarily used for business purposes.

(2) Please see the section "Resignation of Executive Officer" in the "Compensation Discussion and Analysis" section of this proxy statement.
Grants of Plan-Based Awards
The following table sets forth information relating to the plan-based awards granted to our NEOs in 2015:

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Incentive Awards(2)	All Other Unit Awards: Number of Units	Grant Date Fair Value of Unit Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target(1) (#)	Maximum (#)
Michael N. Mears, CEO	02/06/2015	$297,692	$595,385	$1,190,769	9,207	18,414	46,035	$1,638,846	4,604	$382,132
Aaron L. Milford, CFO	02/06/2015	$77,523	$155,046	$310,093	886	1,771	4,428	$157,619
	06/26/2015				1,456	2,912	7,280	$240,211	1,022	$78,173
Brett C. Riley	02/06/2015	$122,015	$244,031	$488,062	3,099	6,198	15,495	$551,622	2,065	$171,395
Douglas J. May	02/06/2015	$118,394	$236,788	$473,577	3,010	6,020	15,050	$535,780	2,006	$166,498
Lisa J. Korner	02/06/2015	$114,854	$229,708	$459,415	2,922	5,843	14,608	$520,027	1,947	$161,601

(1)
For the awards granted to all NEOs on February 6, 2015 and the award granted to our CFO on June 26, 2015, target level payout is 100% of the total units awarded with a 200% payout for stretch performance. The awards also include the potential for up to an additional 50% payout based upon TUR adjustment as described in the "Compensation Discussion and Analysis" sections above.

(2)
The fair value of the 2015 performance-based phantom unit awards granted February 6, 2015 and the performance-based phantom unit awards granted June 26, 2015 was $89.00 per unit and $82.49 per unit, respectively. The fair value of performance awards were based on the closing price of our limited partner units on the date of grant plus an adjustment for the fair value of the market component of the award, reflecting the probable outcome of the applicable performance conditions.

(3)
The fair value of the 2015 time-based phantom unit awards granted February 6, 2015 and June 26, 2015 was $83.00 and $76.49 per unit, respectively. The fair value of the time-based award was based on the closing price of our limited partner units on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
In January 2015, our compensation committee set the targets and performance metrics for the 2015 AIP and the LTIP phantom unit awards. A discussion of the material terms of the 2015 AIP and 2015 LTIP phantom unit awards can be found in the “Compensation Discussion and Analysis” sections above.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table sets forth all outstanding equity awards held by our NEOs as of December 31, 2015:

		Equity Time-Based Awards		Equity Performance-Based Awards
NEO(1)	Equity Award Vesting Date	Number of Time-Based Units That Have Not Vested (#)	Market Value of Time-Based Units That Have Not Vested(2) ($)	Number of Unearned Performance-Based Units That Have Not Vested	Market Value of Unearned Performance-Based Units That Have Not Vested(2)(3)
Michael N. Mears, CEO:
2014 award	12/31/2016			27,071	$4,923,913
2015 award	12/31/2017	4,604	$322,925	18,414	1,679,081
Total		4,604	$322,925	45,485	$6,602,994
Aaron L. Milford, CFO:
2014 award	12/31/2016			1,773	$322,523
2014 award (June)	12/31/2016			235	42,420
2015 award	12/31/2017			1,771	161,532
2015 award (June)	12/31/2014	1,022	$70,950	2,912	262,834
Total		1,022	$70,950	6,691	$789,309
Brett C. Riley:
2014 award	12/31/2016			8,170	$1,486,021
2015 award	12/31/2017	2,065	$144,839	6,198	565,188
Total		2,065	$144,839	14,368	$2,051,209
Douglas J. May:
2014 award	12/31/2016			7,855	$1,428,763
2015 award	12/31/2017	2,006	$140,701	6,020	548,916
Total		2,006	$140,701	13,875	$1,977,679
Lisa J. Korner:
2014 award	12/31/2016			7,589	$1,380,381
2015 award	12/31/2017	1,947	$136,563	5,843	$532,783
Total		1,947	$136,563	13,432	$1,913,164

(1)	Mr. Osborne's outstanding phantom unit awards were forfeited upon his resignation.

(2)
Represents the market value of the phantom units based on the closing price per unit of our common units of $67.92 on December 31, 2015, plus the distribution equivalents earned through December 31, 2015. Phantom unit awards are typically issued in February unless otherwise above noted. The table below provides the distribution equivalents earned for each outstanding equity award:

Award	Distribution Equivalent
February 2014	$4.8350
June 2014	$4.2225
February 2015	$2.2200
June 2015	$1.5025

(3)
Our Partnership's actual 2015 DCF per unit, excluding commodity related activities, was between target and stretch for the 2014 performance-based awards. If December 31, 2015 was the end of the vesting period for this unit award, the TUR performance metric related to the 2014 award would have resulted in an additional 30% payout. Therefore, the market value of the payout amounts included in this column assumes a stretch payout with a 50% (maximum) TUR adjustment. For the 2015 award, the Partnership's DCF per unit, excluding commodity related activities, was between threshold and target. If December 31, 2015 was the end of the vesting period for this unit award, the TUR performance metric would have resulted in an additional 25% payout. Therefore, the market value of the payout amounts included in this column assumes a target payout for the 2015 performance-based award with a 30% TUR adjustment.

Units Vested
The 2013 phantom unit awards granted to our NEOs vested on December 31, 2015. Refer to the "Compensation Discussion and Analysis" section for detailed information regarding the metric results. The values realized on vesting of our NEOs’ 2013 phantom unit awards were based on the December 31, 2015 closing price of our common units of $67.92 as follows:

NEO	Number of Units Acquired on Vesting (a)	Unit Value Realized on Vesting ($67.92 per unit) (b)	Distribution Equivalents Realized on Vesting(1) (c)	Total Value Realized on Vesting (b) + (c)
Michael N. Mears, CEO	88,950	$6,041,484	$668,682	$6,710,166
Aaron L. Milford, CFO	5,543	$376,481	$41,670	$418,151
Brett C. Riley	25,563	$1,736,239	$192,170	$1,928,409
Douglas J. May	24,523	$1,665,602	$184,352	$1,849,954
Lisa J. Korner	23,693	$1,609,229	$178,112	$1,787,341
(1) Distribution equivalent rights related to the 2013 LTIP awards were $7.5175 per unit.
2015 Pension Benefits
Certain non-union employees, including our NEOs, participate in a pension plan which we sponsor. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974 and the participants in the plan are generally salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.
The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including, if applicable, years of service with Williams, a former employer of our NEOs) projected to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65 from January 1, 2004.
The pension plan offers single life annuity, joint and survivor life annuity and lump sum payment options. Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits, but excludes amounts payable in respect of LTIP awards. We do not provide a SERP benefit for our NEOs for any reason, including due to compensation limits imposed by the IRS.
The present value of accumulated benefits for our NEOs under the pension plan as of December 31, 2015 was as follows:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit
Michael N. Mears, CEO	Magellan Pension Plan	30	$361,169
Aaron L. Milford, CFO	Magellan Pension Plan	20	$202,556
Brett C. Riley	Magellan Pension Plan	23	$253,963
Douglas J. May	Magellan Pension Plan	5	$103,644
Lisa J. Korner	Magellan Pension Plan	26	$486,302
 The present value of accumulated benefits for each NEO was calculated as of December 31, 2015 based upon standard plan assumptions of a 4.27% discount rate and the RP2015 mortality tables. For disclosures of all significant assumptions used by the pension plan, please refer to Note 10 – Employee Benefit Plans to our consolidated financial statements in our Annual Report on Form 10K for the year ended December 31, 2015. No payments to NEOs under the pension plan were made in 2015.

Potential Payments Upon Termination or Change-in-Control
The amount of compensation payable to our NEOs in each termination event is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2015; (ii) payouts relative to the 2015 AIP were based on 2015 metric results; (iii) payouts under the LTIP are based on actual results, if known, or target level of performance and $67.92 per unit, the closing price of our limited partner units on December 31, 2015. For more information regarding these potential payouts, please see the section entitled "Compensation Discussion and Analysis — Termination, Severance or Change-in-Control Provisions."
Potential Benefits and Payments Upon Termination or Change-in-Control
As of December 31, 2015

Separation or Termination Event	AIP	LTIP	Severance Benefits	Subsidized COBRA Benefits	Total
Michael N. Mears, CEO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$954,997	$10,150,395	$—	$—	$11,105,392
Involuntary Not for Cause Termination	$—	$—	$600,000	$3,770	$603,770
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$15,185,898	$3,600,000	$15,080	$18,800,978
Death or Disability(4)	$954,997	$10,150,395	$—	$—	$11,105,392
Aaron L. Milford, CFO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$248,694	$762,282	$—	$—	$1,010,976
Involuntary Not for Cause Termination	$—	$—	$200,000	$3,770	$203,770
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$1,670,018	$936,000	$15,080	$2,621,098
Death or Disability(4)	$248,694	$762,282	$—	$—	$1,010,976
Brett C. Riley
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$391,425	$3,004,985	$—	$—	$3,396,410
Involuntary Not for Cause Termination	$—	$—	$309,615	$3,770	$313,385
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$4,646,088	$1,190,000	$15,080	$5,851,168
Death or Disability(4)	$391,425	$3,004,985	$—	$—	$3,396,410
Douglas J. May
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$379,809	$2,887,597	$—	$—	$3,267,406
Involuntary Not for Cause Termination	$—	$—	$52,308	$3,770	$56,078
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$4,475,024	$1,156,000	$15,080	$5,646,104
Death or Disability(4)	$379,809	$2,887,597	$—	$—	$3,267,406
Lisa J. Korner
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$368,451	$2,791,069	$—	$—	$3,159,520
Involuntary Not for Cause Termination	$—	$—	$330,000	$3,770	$333,770
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$4,328,889	$1,122,000	$15,080	$5,465,969
Death or Disability(4)	$368,451	$2,791,069	$—	$—	$3,159,520

(1)	Amounts assume the NEO retires from the organization at age 55 or later and has at least 5 years of vesting service with the organization.

(2)
Cause is defined under the LTIP as (i) willful failure to perform duties, (ii) gross negligence or willful misconduct which results in a significantly adverse effect upon Magellan, (iii) willful violation or disregard of the code of business conduct or other published policy, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm to Magellan.

(3)
A termination within two years following a change-in-control that occurs on an involuntary basis without cause or on a voluntary basis for Good Reason. Good Reason is defined under the Magellan Executive Severance Plan as (i) a reduction of more than 10% in base salary or incentive compensation opportunities, (ii) a significant reduction in the authority, duties or responsibilities of the NEO or his direct supervisor, (iii) a significant reduction in the budget over which the NEO retains authority, (iv) transfer of principal place of employment more than 50 miles or (v) any other action or inaction that constitutes a material breach by us.

(4)	Death or Disability — Disability is defined as the qualification requirements for benefits under the Magellan Long-Term Disability Plan.

Director Compensation Table
Amounts earned by the independent members of our general partner's board of directors for the fiscal year ended December 31, 2015 were as follows:

Director	Retainer and Fees Paid or Deferred	Equity Retainer Paid or Deferred(1)	Total ($)
Walter R. Arnheim	$106,500	$100,000	$206,500
Robert G. Croyle	$97,000	$100,000	$197,000
Patrick C. Eilers	$85,500	$100,000	$185,500
James C. Kempner(2)	$87,000	$100,000	$187,000
Stacy P. Methvin(3)	$54,000	$75,000	$129,000
James R. Montague	$97,000	$100,000	$197,000
Barry R. Pearl	$106,500	$100,000	$206,500

(1)Amounts reported in this column for equity retainers represent the aggregate grant date fair value of common units granted pursuant to our LTIP during 2015 determined in accordance with FASB ASC Topic 718. Individual grants of common units, including distribution equivalents in the Director Deferred Compensation Plan, were provided to the directors as follows:

Director and Date of Grant	Compensation Type	Method of Payment	Number of Units	Weighted Avg Grant Date Unit Price	Grant Date Fair Value
Walter R. Arnheim
Various Dates	Equity Retainer	Paid in Limited Partner Units	1,181	$84.674	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	2,567	$73.163	187,809
Total			3,748		$287,809
Robert G. Croyle
Various Dates	Equity Retainer	Deferred into Phantom Units	1,180	$84.746	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	933	$73.151	68,250
Total			2,113		$168,250
Patrick C. Eilers
Various Dates	Equity Retainer	Deferred into Phantom Units	1,180	$84.746	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	773	$73.148	56,543
Total			1,953		$156,543
James C. Kempner
Various Dates	Equity Retainer	Paid in Limited Partner Units	1,181	$84.674	$100,000
Various Dates	Cash Retainer and Meeting Fees	Deferred into Phantom Units	1,072	$72.773	78,013
Various Dates	Distribution Equivalents	Deferred into Phantom Units	93	$72.125	6,708
Total			2,346		$184,721
Stacy P. Methvin
Various Dates	Equity Retainer	Paid in Limited Partner Units	918	$81.700	75,000
Total			918		$75,000
James R. Montague
Various Dates	Equity Retainer	Deferred into Phantom Units	1,181	$84.674	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	1,043	$73.144	76,289
Total			2,224		$176,289
Barry R. Pearl
Various Dates	Equity Retainer	Paid in Limited Partner Units	1,181	$84.674	$100,000
Various Dates	Distribution Equivalents	Deferred into Phantom Units	608	$73.177	44,492
Total			1,789		$144,492

(2)	Mr. Kempner resigned from our general partner's board of directors on November 30, 2015.

(3)	Ms. Methvin was elected to our general partner's board of directors by our limited partners on April 23, 2015.

Narrative to Director Compensation Table
In 2015, independent directors of our general partner's board of directors received: (1) a cash retainer of $60,000; (2) an equity retainer of our limited partner units valued at $100,000 and (3) meeting fees of $1,500 for each board of directors and committee meeting attended. The presiding independent director and chairman of our audit committee received an additional annual cash retainer of $15,000 and the chairman of our compensation committee and nominating and governance committee each received an additional annual retainer of $10,000. Each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.
Independent directors can elect annually to defer payment of each component of their compensation under our Director Deferred Compensation Plan. All deferred compensation amounts are credited to the director's account under the plan in the form of phantom limited partner units, with distribution equivalent rights. Messrs. Croyle, Eilers, and Montague elected to defer all their equity compensation. Mr. Kempner elected to defer all his cash compensation. Messrs. Arnheim and Pearl and Ms. Methvin elected not to defer compensation for 2015. The following table presents each director's deferral balance status:
Director Compensation
Nonqualified Deferred Compensation Plan

Name	Beginning Balance January 1, 2015	2015 Deferred Compensation	2015 Distribution Equivalents	Market Value Gains/ (Loss)	Ending Balance December 31, 2015
Walter R. Arnheim
Market Value	$5,244,365	$8,980	$187,809	$(950,378)	$4,490,776
Number of Units	63,445	106	2,567		66,118
Robert G. Croyle
Market Value	$1,811,494	$100,000	$68,250	$(347,698)	$1,632,046
Number of Units	21,915	1,180	933		24,028
Patrick C. Eilers
Market Value	$1,484,747	$100,000	$56,543	$(288,594)	$1,352,696
Number of Units	17,962	1,180	773		19,915
James C. Kempner
Market Value	$136,785	$78,000	$6,708	$(29,927)	$191,566
Number of Units	1,654	1,072	93		2,819
James R. Montague
Market Value	$2,036,985	$100,000	$76,289	$(388,482)	$1,824,792
Number of Units	24,642	1,181	1,043		26,866
Barry R. Pearl
Market Value	$1,244,815	$—	$44,492	$(225,150)	$1,064,157
Number of Units	15,059	—	608		15,667

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The table set forth below provides information concerning awards that may be issued pursuant to our LTIP as of December 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Unitholders	838,387	1,046,619
Total	838,387	1,046,619

(1)
This amount includes units held in reserve for potential performance results. Taxes are withheld from the award to cover the participant’s mandatory minimum tax withholdings. Units withheld to satisfy tax withholding obligations count against the maximum number of units available under the LTIP and do not replenish the maximum number of units available.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 19, 2016, the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and nominees of our general partner’s board of directors; (3) the current NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name and Address of Beneficial Owner, Director, Nominee or NEO	Our Common Units	Percentage of Common Units
Tortoise Capital Advisors, L.L.C.(1)	15,836,465	7%
Walter R. Arnheim(2)	3,755	*
Robert G. Croyle(2)	3,758	*
Patrick C. Eilers(2)	1,044	*
Michael N. Mears(2)	223,679	*
Stacy P. Methvin(2)	2,535	*
James R. Montague(2)	21,952	*
Barry R. Pearl(2)	12,569	*
Aaron L. Milford(2)	5,463	*
Lisa J. Korner(2)	76,825	*
Douglas J. May(2)	34,688	*
Brett C. Riley(2)	74,410	*
All Current Directors and Executive Officers as a Group (14 persons)	638,431	*

*	represents less than 1%

(1)
A filing with the SEC on February 9, 2016 indicates that Tortoise Capital Advisors, L.L.C., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, may be deemed to be the beneficial owner of the number of common units above indicated. The address of Tortoise Capital Advisors, L.L.C. is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

(2)	The contact address for our directors, nominees and NEOs is One Williams Center, Tulsa, Oklahoma 74172.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our compensation committee during the last fiscal year were Ms. Methvin and Messrs. Croyle, Kempner and Montague. Mr. Kempner resigned from the compensation committee on November 30, 2015. No member of our compensation committee has ever served as an officer or employee of the Partnership or our general partner.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
Review, Approval or Ratification of Transactions with Related Persons
Recognizing that related person transactions present a heightened risk of conflicts of interest and improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•
By a specially appointed conflicts committee of our general partner’s board of directors, if the related person transaction is between our general partner or any of its affiliates, on the one hand, and us, any operating partnerships, any partner or assignee, on the other hand;

•
If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2015, we are aware that Messrs. Arnheim, Croyle, Eilers, Kempner, Montague and Pearl filed one transaction on a Form 4 one day late due to administrative error. Otherwise, all other reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 were satisfied.
CODE OF ETHICS
Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Michael N. Mears, and principal financial and accounting officer, Aaron L. Milford, and a code of business conduct that applies to all officers and directors of our general partner and to our employees. You may view each of these codes on our website at http://magellanlp.com/governance.aspx.
UNITHOLDER PROPOSALS FOR 2017
ANNUAL MEETING OF LIMITED PARTNERS
Any common unitholder entitled to vote at our 2017 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner or submit other proposals for consideration at the annual meeting by complying with the notice procedures discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act or the law of any other state in which we are qualified to do business.
As required by the SEC rules, the deadline for submitting any proposal for consideration at our 2017 annual meeting is October 26, 2016. However, our limited partnership agreement allows a unitholder to nominate a person to our general partner's board of directors between December 10, 2016 and December 25, 2016. To submit a proposal, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 and must include: (1) information regarding the proposal or as to each person whom the unitholder proposes to nominate for election or re-election as a director of our general partner, all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the number of units which are owned by the unitholder.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com through which we make our SEC filings available.
You may request a copy of the audit, compensation and nominating and governance committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:
Investor Relations Department
Magellan Midstream Partners, L.P.
One Williams Center
Tulsa, Oklahoma 74172
Local phone: (918) 574-7000
Toll-free phone: (877) 934-6571
If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.
You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.
The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

ANNEX A

Magellan Midstream Partners
Long-Term Incentive Plan

Amended and Restated
as of
January 26, 2016

SECTION 1.    Purpose of the Plan.
The Magellan Midstream Partners Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), by providing to directors of Magellan GP, LLC, a Delaware limited liability company (the “Company”) and the general partner of the Partnership, and employees of its Affiliates who perform services for the Partnership, incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners.
SECTION 2.    Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Award” means a Phantom Unit or Performance Award granted under the Plan and shall include any tandem DERs granted with respect to a Phantom Unit.
“Award Agreement” means the written agreement by which an Award shall be evidenced.
“Board” means the Board of Directors of the Company.
“Committee” means the Compensation Committee of the Board or such other independent committee of the Board appointed by the Board to administer the Plan.
“DER” means a contingent right, granted in tandem with a specific Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding.
“Director” means a member of the Board who is not an Employee.
“Disability” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan is applicable to the Participant, as determined by the Committee.
“Employee” means any employee of the Company or an Affiliate who performs services for the Partnership, as determined by the Committee.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means the closing sales price of a Unit on the payment date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.
“Participant” means any Employee or Director granted an Award under the Plan.
“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P, as it may be amended or amended and restated from time to time.

“Performance Award” means a right, granted under Section 6(b) hereof, to receive Awards based upon performance criteria specified by the Committee.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, whichever is determined by the Committee.
“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is not payable to the Participant, which for a Phantom Unit Award is generally three years.
“Retirement” shall have the meaning ascribed to such term in the Company’s governing tax-qualified retirement plan, or if no such plan is applicable to the Participant, as determined by the Committee.
“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
“SEC” means the Securities and Exchange Commission, or any successor thereto.
“Unit” means a common unit of the Partnership.
SECTION 3.    Administration.
The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 8, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a Director. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled, canceled or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant and any beneficiary of any Award.
SECTION 4.    Units.
(a)    Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan is 11,900,000. If any Phantom Unit is forfeited or otherwise terminates or is canceled without the delivery of a Unit, then the Unit covered by such Award, to the extent of such forfeiture, termination or cancellation shall again be Units with respect to which an Award may be granted.
(b)    Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing.
(c)    Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted and (ii) the number and type of Units (or other securities or property) subject to outstanding Awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.
SECTION 5.    Eligibility.
Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.
SECTION 6.    Awards.
(a)    Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.
(i)    DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.
(ii)    Forfeiture. Except as otherwise provided in the terms of the Phantom Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Phantom Units shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units.
(iii)    Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 9(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.
(b)    Performance Awards. The Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:
(i)    Right to Payment. A Performance Award shall confer upon Participant rights, valued as determined by the Committee, and payable to the Participant to whom the Performance Award is granted, in whole or in part, as the Committee shall establish at grant or thereafter. The performance criteria and all other terms and conditions of the Performance Award shall be determined by the Committee upon the grant of each Performance Award or thereafter.
(ii)    Other Terms. A Performance Award may be denominated or payable in cash, deferred cash, Units, other Awards or other property, and other terms of Performance Awards shall be as determined by the Committee.
(c)    General.
(i)    Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)    Compliance With Section 409A. Each Award under this Plan is intended either (i) to qualify as “short term deferral” as such phrase is used in Section 409A of the Internal Revenue Code of 1986 or (ii) to comply with the requirements of Section 409A. In that regard, notwithstanding anything in any Award to the contrary, in no event shall payment of or under an Award be made later than 2-1/2 months following the year in which such payment ceases to be subject to substantial risk of forfeiture for purposes of Section 409A.
(iii)    Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, however, that Awards may be transferred by will and the laws of descent and distribution.
(iv)    Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.
(v)    Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(vi)    Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.
(vii)    Delivery of Units or other Securities. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine.
SECTION 7.     Change in Control.
(a)    Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any Person, other than to an Affiliate of the Partnership; (ii) consummation of the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the Company cease to be owned by the Partnership or its Affiliates; or (iii) a Person other than the Partnership or its Affiliates becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934) of more than 50% of the then outstanding common units of the Partnership.
(b)     Payout of Awards after Change in Control. If, within two (2) years following a Change in Control, a Participant has a Termination of Affiliation (excluding any transfer to an Affiliate of the Company) voluntarily for Good Reason or involuntarily (other than due to Cause), Awards granted prior to a Change in Control, shall automatically vest and become payable, in full, and all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level with respect to such Awards. Any payout owed to the Participant pursuant to this section shall be settled in cash.
(c)    Notification of Good Reason Event. If, within two (2) years following a Change in Control, a Good Reason Event occurs, the Participant shall provide written notice to the Company not later than 90 days after the occurrence of the Good Reason Event setting forth in reasonable detail the circumstances that constitute the Good Reason Event and tendering his or her resignation for Good Reason. If the Participant does not provide notice as set forth above, the Participant shall not have the right to resign for Good Reason based on any Good Reason Event occurring more than 90 days before a notice is given. Upon receipt of the Participant’s written notice, the Company shall have 30 days to remedy the Good Reason Event or to notify the Participant of its intent to not remedy the Good Reason Event. If the Company remedies the Good Reason Event within such 30 day period, the Participant’s resignation for Good Reason shall be rescinded and the Company shall have no obligation to pay the amount due pursuant to this section. If the Company does not, (i) cure the Good Reason Event within such 30 day period or, (2) notice to the

Participant of its intent to not remedy the Good Reason Event, the Participant’s resignation shall be effective immediately, and the Company shall be obligated to make payment to the Participant as provided herein.
(d)    Definitions. For purposes of this Section 7 only, the following terms shall have the meanings set forth below:
(i)    “Cause” means, unless otherwise defined in an Award Agreement, the occurrence of any one or more of the following, as determined in the good faith and reasonable judgment of the Committee: (i) willful failure by a Participant to substantially perform his or her duties (as they existed immediately prior to a Change of Control), other than any such failure resulting from a Disability, or (ii) gross negligence or willful misconduct of the Participant which results in a significantly adverse effect upon the Company, the Partnership, or an Affiliate thereof, or (iii) willful violation or disregard of the code of business conduct or other published policy of the Company, the Partnership, or an Affiliate thereof by the Participant, or (iv) Participant’s conviction of a crime involving an act of fraud, embezzlement, theft, or any other act constituting a felony or causing material harm, financial or otherwise, to the Company, the Partnership, or an Affiliate thereof.
(ii)    “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company, the Partnership, or an Affiliate thereof.
(iii)    “Good Reason” or “Good Reason Event” means, unless otherwise defined in an Award Agreement, the occurrence, within two years following a Change of Control and without a Participant’s prior written consent, of any one or more of the following:
(1)    a material change in the Participant’s duties from those assigned to the Participant immediately prior to a Change of Control, unless associated with a bona fide promotion of the Participant and a commensurate increase in the Participant’s compensation, in which case the Participant shall be deemed to consent;
(2)    a significant reduction in the authority and responsibility assigned to the Participant;
(3)    the removal of the Participant from, or failure to reelect the Participant to, any corporate or similar office of the Company, the Partnership, or an Affiliate thereof to which the Participant may have been elected and was occupying immediately prior to a Change of Control, unless associated with a bona fide promotion of the Participant and a commensurate increase in the Participant’s compensation or in connection with the election or appointment of the Participant to a corresponding or higher office of the Company or any Affiliate, in each which case the Participant shall be deemed to consent;
(4)    a reduction of more than 10% of a Participant’s base salary;
(5)    termination of any of the incentive compensation plans of the Partnership or the Company in which the Participant shall be participating at the time of a Change of Control, unless such plan is replaced by a successor plan providing incentive opportunities and awards at least as favorable to the Participant as those provided in the plan being terminated;
(6)    amendment of any of the incentive compensation plans of the Partnership or the Company in which the Participant shall be participating at the time of a Change of Control so as to provide for incentive opportunities and awards less favorable to the Participant than those provided in the plan being amended;
(7)    failure by the Company, the Partnership, or an Affiliate thereof to continue the Participant as a participant in any of the Company’s or Partnership’s incentive compensation plans in which the Participant is participating immediately prior to a Change of Control on a basis comparable to the basis on which other similarly situated employees participate in such plan;
(8)    except in relation to a wage freeze applicable to all employees of the Company, the Partnership, or an Affiliate thereof, modification of the administration of any of the incentive compensation plans so as to adversely affect the level of incentive opportunities or awards actually received by the Participant;
(9)    a requirement by the Company, the Partnership, or an Affiliate thereof that the Participant’s principal duties be performed at a location more than fifty (50) miles from the location where the Participant was employed immediately preceding the Change of Control, except for travel reasonably required in the performance of the Participant’s duties;
(10)    a signification reduction in the authority, duties or responsibilities of the supervisor to whom the Participant reports, including a requirement that the Participant report to an officer of the Company or employee instead of reporting directly to the board of directors of the Company;
(11)    a significant reduction in the budget over which the Participant retains authority; or
(12)    any other action or inaction that constitutes a material breach by the Partnership, Company or Affiliate of an agreement, if any, under with the Participant provides services.
SECTION 8.    Amendment and Termination.
Except to the extent prohibited by applicable law:
(a)    Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 8(b) below, the Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award or other Person.
(b)    Amendments to Awards. Subject to Section 8(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided (i) the Committee may not reprice the Awards and (ii) no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.
(c)    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 8(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
SECTION 9.    General Provisions.
(a)    No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.
(b)    Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes. In no event shall the withholding for taxes exceed that which is necessary to satisfy the employer’s minimum withholding requirements. Units withheld for the payment of taxes shall not again be Units with respect to which Awards may be granted.
(c)    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.
(d)    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware law without regard to its conflict of laws principles.
(e)    Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.
(f)    Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act.
(g)    No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.
(h)    No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.
(i)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(j)    Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.
(k)    Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.
SECTION 10. Term of the Plan.
The Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board or Units are no longer available for the payment of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

FORM OF PROXY CARD

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
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• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US Territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas. X
Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals – The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Withhold
01 – Walter R. Arnheim	☐	☐
02 – Patrick C. Eilers	☐	☐

2. Amendment of Long-Term Incentive Plan	For	Against	Abstain
	☐	☐	☐

3. Advisory Resolution to Approve Executive Compensation	For	Against	Abstain
	☐	☐	☐

4. Ratification of Appointment of Independent Auditor	For	Against	Abstain
	☐	☐	☐

B Non-Voting Items

Change of Address –Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐
C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 –Please keep signature within the box.	Signature 2 – Please keep signature within the box.

Proxy – Magellan Midstream Partners, L.P.

Notice of 2016 Annual Meeting of Limited Partners
Williams Resource Center
One Williams Center
Tulsa, Oklahoma
Proxy Solicited by Board of Directors for the Annual Meeting – April 21, 2016, 10:00 a.m. Central Time

The undersigned hereby appoints Douglas J. May and Michael N. Mears, or either of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the common units of Magellan Midstream Partners, L.P. (the "Partnership") that the undersigned may be entitled to vote at the Annual Meeting of Limited Partners of the Partnership to be held on April 21, 2016 or at any postponement or adjournment thereof in the manner shown on this form as to the matters listed on the reverse side and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, with all the rights and powers the undersigned would possess if personally present.

This proxy when executed will be voted in the manner directed on the reverse side, or if no such direction is indicated on the reverse side, in accordance with the recommendation of the board of directors of the general partner.